EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

AMONG

KERR-MCGEE OIL & GAS CORPORATION

KERR-MCGEE OIL & GAS (SHELF) LLC

W&T OFFSHORE, INC.

AND

W&T ENERGY V, LLC

GULF OF MEXICO

OFFSHORE STATES

OF TEXAS AND LOUISIANA

Effective October 1, 2005

i

ARTICLE 7 INTENTIONALLY OMITTED		32

ARTICLE 8 INDEMNITIES		32
8.1	Definition of Claims	32
8.2	Application of Indemnities	32
8.3	W&T’s Indemnity	33
8.4	KMG’s Indemnity	34
8.5	W&T’s Plugging and Abandonment Obligations	35
8.6	W&T’s Environmental Obligations	36
8.7	Notices and Defense of Indemnified Claims	37
8.8	KMG’s Indemnity Limit	37
8.9	NORM	37
8.10	Pending Litigation and Claims	37
8.11	Waiver of Consequential and Punitive Damages	37
8.12	Hurricane-Related Costs	38

ARTICLE 9 TAXES AND EXPENSES		39
9.1	Filing Expenses	39
9.2	Ad Valorem, Real Property and Personal Property Taxes	39
9.3	Severance Taxes.	39
9.4	Tax Reporting	39
9.5	Sales and Use Taxes	40
9.6	Income Taxes	40
9.7	Incidental Expenses	40

ARTICLE 10 CERTAIN COVENANTS PENDING CLOSING		40
10.1	Operations	40
10.2	Federal and State Approvals	41
10.3	Limitations Related to KMG Sub	41
10.4	KMG Sub	41
10.5	[Intentionally Omitted.]	41
10.6	HSR Act	41

ARTICLE 11 MISCELLANEOUS		42
11.1	Imbalances	42
11.2	[Intentionally omitted.]	42
11.3	[Intentionally omitted.]	42
11.4	Survival	42
11.5	Confidentiality and Public Announcements	42
11.6	Suspense Accounts	43
11.7	Marks and Logos; Post-Closing Inspections	43
11.8	Notices	43
11.9	Calculation Date	44
11.10	Assignment	44
11.11	Entire Agreement and Amendment	44

ii

11.12	Successors and Assigns	45
11.13	Third Party Beneficiaries	45
11.14	Severability	45
11.15	Counterparts	45
11.16	Governing Law; Jurisdiction and Venue; Jury Waiver	45
11.17	Exhibits	46
11.18	Waiver	46
11.19	Interpretation	46
11.20	Default and Remedies	46

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated the 23rd day of January, 2006, is among Kerr-McGee Oil & Gas Corporation (“KMG”), a Delaware corporation, and Kerr-McGee Oil & Gas (Shelf) LLC, a Delaware limited liability company and wholly-owned subsidiary of KMG (“KMG Sub”), with offices at 16666 Northchase, Houston, Texas 77060, and W&T Offshore, Inc. (“W&T”), a Texas corporation, and W&T Energy V, LLC, a Delaware limited liability company and wholly-owned subsidiary of W&T (“Merger Sub”), with offices at 8 Greenway Plaza, Suite 1330, Houston, Texas 77046.

RECITALS:

WHEREAS, prior to the date hereof KMG has assigned to KMG Sub, effective as of October 1, 2005 (the “Calculation Date”), all of KMG’s right, title and interest in and to certain assets and liabilities referred to collectively as the “Property” and set forth in greater detail herein; and

WHEREAS, KMG and W&T propose that, upon and subject to the terms and conditions hereinafter set forth, Merger Sub merge with and into KMG Sub under the terms of Section 18-209 of the Delaware Limited Liability Company Act (the “Merger”), as a result of which (a) KMG Sub will be the surviving entity in the Merger, (b) the membership interests of Merger Sub, all of which are held by W&T, will be converted into membership interests of KMG Sub and (c) the current issued outstanding membership interests of KMG Sub (the “Membership Interests”), will be converted into the right to receive the aggregate consideration hereinafter provided for and KMG, as the holder of all of such currently issued and outstanding Membership Interests will be entitled to receive such aggregate consideration;

NOW THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

MERGER

1.1 The Merger. At the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into KMG Sub in accordance with this Agreement, and the separate existence as a limited liability company of Merger Sub shall cease and KMG Sub shall continue as the surviving entity (“Surviving Entity”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the Delaware Limited Liability Company Act.

1.2 Effective Time. On the terms and subject to the conditions set forth in this Agreement, on or prior to the Closing Date, in order to effect the Merger, the Certificate of Merger (the “Certificate of Merger”) in substantially the form of Exhibit B (completed as appropriate to reflect the terms of this Agreement) shall be executed by KMG Sub as Surviving Entity. If all the conditions to Closing in Section 6.2 shall have been fulfilled or waived in accordance with this Agreement and this Agreement shall not have terminated as provided in Section 11.20, on the terms and subject to the conditions set forth in this Agreement, and no later than two business days subsequent to the Closing the Certificate of Merger will be filed by W&T with the Secretary of State of the State of Delaware and become effective in accordance with

Delaware law upon filing or such later time as agreed by the parties and designated in the Certificate of Merger (the “Effective Time”). The parties shall execute and deliver such other documents or certificates and take such other actions as may be required to effect the Merger and consummate the transactions contemplated hereby. The Merger shall have the effects set forth in this Agreement, Section 18-209 of the Delaware Limited Liability Act and other applicable provisions of Delaware law.

1.3 Certificate of Formation; Limited Liability Company Agreement. From and after the Effective Time, (i) the certificate of formation of KMG Sub in effect immediately prior to the Effective Time, as amended by the Merger Certificate, shall be the certificate of formation of Surviving Entity, until further amended in accordance with applicable law, and (ii) the Limited Liability Company Agreement of Merger Sub in effect immediately prior to the Effective Time shall be the Limited Liability Company Agreement of Surviving Entity, until further amended in accordance with applicable law.

1.4 Managers. From and after the Effective Time, all of the managers and officers of KMG Sub shall be deemed to have resigned and the managers and officers of Surviving Entity shall be those persons serving as such on behalf of Merger Sub immediately prior to the Effective Time.

1.5 Membership Interests of Merger Sub. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of KMG, W&T, KMG Sub, Surviving Entity or Merger Sub, the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become fully paid and non-assessable membership interests of Surviving Entity, and such converted membership interests will, collectively, represent all of the issued and outstanding membership interests of Surviving Entity.

1.6 The Property. KMG heretofore has assigned to KMG Sub, effective as of the Calculation Date, all of KMG’s right, title and interest in and to the Property, as set forth below:

1.6.1 The oil, gas and mineral lease(s), operating rights and other interests in oil and gas described in Exhibit A, Schedule 1 (the “Leases”);

1.6.2 All rights, obligations and interest in any unit or pooled area in which the Leases are included, to the extent that these rights, obligations and interest arise from and are associated with the Leases or Wells (as hereinafter defined), including without limitation, all rights and obligations derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority, including without limitation those described in Exhibit A, Schedule 1 (the “Units”);

1.6.3 All oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or the Units (the “Wells”);

1.6.4 All equipment, facilities, flow lines, pipelines, gathering systems, platforms, caissons, subsea equipment, tank batteries, improvements, fixtures, inventory, spare parts, tools, moveables, immovables, abandoned property and junk and other personal property located on the Leases, the Units, the Permits and Easements (as hereinafter defined), or the sea floor covered thereby, or located elsewhere to the extent acquired or held for use of the joint account as identified in any operating agreement included in the Property (collectively, the “Equipment”), including without limitation, the pipelines or gathering lines which originated from and are located downstream of the Leases or Units including without limitation those described on Exhibit A, Schedule 2 (the “Off-Lease Pipelines”);

1.6.5 The gas, oil or sulphur processing, treating, fractionation or handling facilities, including without limitation those described in Exhibit A, Schedule 2, including without limitation, all buildings, pipes, valves, compressors, tanks, pumps, equipment, fixtures, machinery and other related improvements, moveables, immovables and other personal property located thereon or used solely in connection therewith, or located elsewhere to the extent acquired or held for use of the joint account as identified in any operating agreement included in the Property (collectively, the “Facilities”);

1.6.6 To the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, surface fee tracts and similar rights and interests to the extent applicable to or used in operating the Leases, Units, Wells, Equipment, Off-Lease Pipelines or the Facilities, including without limitation those described in Exhibit A, Schedule 2 (the “Permits and Easements”);

1.6.7 Any royalty, overriding royalty, net profits or other oil, gas or mineral interests with respect the Leases and Units including without limitation those interests described in Exhibit A, Schedule 1 (the “Royalty Interests”), including all rights and obligations pertaining to the Royalty Interests under any of the Related Contracts (as hereinafter defined);

1.6.8 To the extent assignable or transferable, all agreements, contracts and contractual rights, obligations and interests applicable to the Property, including unit agreements; farmout agreements; farmin agreements; operating agreements; and hydrocarbon sales, purchase, gathering, compression, transportation, treating, marketing, exchange, processing and fractionating agreements, including those described in Exhibit A, Schedule 3, but excluding (i) any contracts for the sale, purchase or exchange of Hydrocarbons (as defined in Section 2.2.2(ii)) on a spot basis, and (ii) the Base Contract for Sale and Purchase of Natural Gas between Cinergy Marketing & Trading, LP and KMG dated June 1, 2005 (the “Cinergy Contract”) INSOFAR ONLY as such agreements, contracts and contractual rights, obligations and interests cover and apply to the Leases, the Units, the Wells, the Equipment, the Off-Lease Pipelines, the Facilities, the Permits and Easements and the Royalty Interests (collectively, the “Related Contracts”);

1.6.9 All rights against (including rights to receive make-up gas or to receive cash balancing payments) third parties with respect to any oil or gas production, transportation, and processing imbalances with respect to the Property (“Imbalances”) related to production from the Property during the period prior to the Calculation Date;

1.6.10 All other tangibles, miscellaneous interests or other assets on or being used in connection with the Leases, including (subject to Section 6.4.1) all lease files, right-of-way files, well files (including well logs), production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to the Leases, the Units, the Wells or the Imbalances (the “Property Records”); and

1.6.11 All Suspense Accounts (as defined in Section 11.6).

1.7 Exclusions from the Property. The Property does not include the following, which were reserved by KMG, unto itself and its successors and assigns, from the assignment to KMG Sub referred to in the first recital of the Agreement; provided, however, none of the following items shall be considered excluded if they are owned by the joint account as identified in any operating agreement included in the Property (the “Excluded Assets”):

1.7.1 Unless the parties otherwise agree in writing and enter into a separate data license agreement, (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to KMG or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to KMG or licensed from third parties;

1.7.2 KMG’s intellectual property used in developing or operating the Property, including without limitation, proprietary computer software, computer software licensed from third parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

1.7.3 Concurrent interests in any and all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, contracts, facilities, equipment, pipelines, and similar rights and interests relating to rights and interests reserved and not assigned by KMG in the Facilities (if any) and necessary or convenient to the possession and full enjoyment of such reserved rights and interests;

1.7.4 KMG’s corporate, financial and tax records, and legal files, except that KMG will provide W&T or Surviving Entity (as hereinafter defined) with copies of any tax records that are necessary, if any, for Surviving Entity’s ownership, administration or operation of the Property;

1.7.5 Notwithstanding any other provision of this Agreement to the contrary, any records or information that KMG considers proprietary or confidential (including without limitation, employee information, internal valuation data, business plans, reserve reports, transaction proposals and related information and correspondence, business studies, bids and documents protected by any privilege), or which KMG cannot legally provide to KMG Sub because of third party restrictions;

1.7.6 Trade credits and rebates from contractors and vendors, and adjustments or refunds attributable to KMG’s interest in the Property that relate to any period before the Calculation Date, including without limitation, transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Related Contracts;

1.7.7 Claims of KMG for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Calculation Date, (ii) income or franchise taxes and (iii) any taxes attributable to the excluded items described in this Section 1.2;

1.7.8 Deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Calculation Date, and security or other deposits made with third parties prior to the Calculation Date;

1.7.9 All proceeds, benefits, income or revenues with respect to the Property attributable to periods prior to the Calculation Date;

1.7.10 All Claims arising from acts, omissions or events, or damage to or destruction of the Property before the Calculation Date, and all related rights, titles, claims and interests of KMG (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit, or (iii) to any insurance or condemnation proceeds or awards;

1.7.11 All shore base facilities;

1.7.12 Contracts for support services (except for those support service contracts specifically listed as part of the Related Contracts in Exhibit A, Schedule 3);

1.7.13 All swap, futures, or derivative contracts backed by or related to hydrocarbons;

1.7.14 (i) Pipelines, equipment and other facilities located on the Leases, the Units, or the Permits and Easements that are not associated with or used in connection with the Leases or the Units; (ii) any equipment, materials, spare parts, tools and other personal property that may have been previously used on the Leases, the Units or the Permits and Easements, but is presently stored or warehoused at a KMG or third party site not located on the Property and not acquired or held for use of the joint account as identified in any operating agreement included in the Property; and (iii) except as provided in Section 1.1.5, any gas processing plants or their associated facilities, pipelines and gathering lines, wherever located;

1.7.15 (i) Radio towers, remote terminal units, personal computer equipment, vehicles, communication equipment, and photocopy machines, wherever located, (ii) all leased vehicles and equipment for which W&T or Surviving Entity (as hereafter defined) does not assume the applicable lease under this Agreement, and (iii) all third party equipment and property located on or used in connection with the Property, including without limitation contractor equipment;

1.7.16 The Cinergy Contract and any contracts for sale, purchase or exchange of Hydrocarbons on a spot basis; and

1.7.17 KMG’s interest in the offshore “Boxer” pipeline currently operated by an affiliate of Shell Oil Company.

ARTICLE 2

CONSIDERATION

2.1 Merger Consideration; Certain Other Payments.

2.1.1 Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of KMG, W&T, KMG Sub, Surviving Entity or Merger Sub, the aggregate Membership Interests, all of which are held by KMG, will be converted to the right to receive, in the aggregate, $1,339,400,000 (the “Base Merger Consideration”), adjusted as specified in Sections 2.1.2, 2.2 and 2.3. As of the Effective Time, all such Membership Interests will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and KMG will cease to have any rights with respect to the Membership Interests, except the right to receive the Base Merger Consideration, as it may be adjusted pursuant to the terms hereof.

2.1.2 Performance Deposit. Upon execution of this Agreement, W&T shall pay to KMG $25,000,000 as a performance deposit (“Performance Deposit”), to assure W&T’s performance under this Agreement. The Performance Deposit is solely to assure the performance of W&T pursuant to the terms and conditions of this Agreement. If W&T refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms of this Agreement, KMG may, at its sole option, retain the Performance Deposit as agreed liquidated damages and not as a penalty. However, if this Agreement is terminated pursuant to the provisions of Section 11.20 (Default and Remedies) other than Section 11.20.1 (KMG’s Remedies), the Performance Deposit shall be returned without interest as provided in this Agreement within one (1) business day of termination. If Closing occurs, KMG shall retain and credit the Performance Deposit against the Base Merger Consideration at Closing, in which case W&T must pay KMG an amount equal to the Base Merger Consideration, adjusted as provided in Section 2.2, less the Performance Deposit.

2.1.3 Bond Premium Payment Reimbursement. From the date hereof until the Closing or earlier termination of this Agreement, premium payments made by KMG to obtain bonds for KMG Sub under applicable regulations of the federal Minerals Management Service (“MMS”) shall be reimbursed by W&T immediately as incurred by KMG. Such reimbursement under this Section 2.1.3 is non-refundable, unless this Agreement is terminated by W&T pursuant to Section 11.20.2 (in which case KMG shall refund such reimbursement amount, without interest), and shall not be taken as an adjustment to the Base Merger Consideration under Sections 2.2 and 2.3.

2.2 Adjustments at Closing.

2.2.1 Preliminary Settlement Statement. At Closing, the Base Merger Consideration will be adjusted as set forth in Sections 2.1.2, 2.2.2 and 2.2.3. No later than three (3) days prior to the Closing Date, KMG will provide W&T a preliminary settlement statement identifying all adjustments to the Base Merger Consideration to be made at Closing (the “Preliminary Settlement Statement”). KMG and W&T acknowledge that some items in the Preliminary Settlement Statement may be estimates (e.g., revenues) or otherwise subject to change in the Final Settlement Statement (as hereinafter defined) for the Property, to be prepared pursuant to Section 2.3.

2.2.2 Upward Adjustments. The Base Merger Consideration will be increased by the following expenses, revenues and other items:

(i) KMG’s share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements (or, with respect to active producing or injection Wells included in the Property operated by KMG that are not subject to an operating agreement, an overhead charge of $500 per each such Well per month), capital expenditures paid or incurred by KMG in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property for the period on and after the Calculation Date until Closing but excluding Hurricane-Related Costs (as defined in Section 8.12);

(ii) KMG’s share of any proceeds from the sale of oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description (“Hydrocarbons”) produced from or attributable to the Property and other income from the Property received by Surviving Entity or W&T, to the extent they are attributable to the ownership or operation of the Property before the Calculation Date;

(iii) $60.00 per barrel for all merchantable Hydrocarbons produced from or attributable to the Property before the Calculation Date that are stored in the Lease or unit stock tanks as identified on the OGAR for the production month of September, 2005 filed with the MMS (the “Stock Tank Oil”) (but excluding all Hydrocarbons produced from or attributable to the Property before the Calculation Date and stored in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchaser or processor of Hydrocarbon production attributable to the Property which shall, at Closing, be the property of Surviving Entity);

(iv) Imbalance adjustments pursuant to Section 11.1, as applicable; and

(v) Any other increases in the Base Merger Consideration specified in this Agreement or otherwise agreed in writing between KMG and W&T prior to or at Closing.

2.2.3 Downward Adjustments. The Base Merger Consideration will be decreased by the following expenses and revenues:

(i) KMG’s share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, capital expenditures paid or incurred by W&T in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property for the period before the Calculation Date;

(ii) KMG’s share of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income attributable to the Property and received by KMG, to the extent they are attributable to the ownership and operation of the Property for the period from and after the Calculation Date until Closing; provided, however, if the Closing Date is on or after the 25th calendar day of the month, the proceeds of sale of Hydrocarbons marketed by KMG for the prior calendar month shall be deemed to have been received for purposes of adjusting the Base Merger Consideration;

(iii) Imbalance adjustments pursuant to Section 11.1, as applicable; and

(iv) Any other decreases in the Base Merger Consideration specified in this Agreement or otherwise agreed in writing between KMG and W&T.

2.3 Adjustments after Closing.

2.3.1 Final Settlement Statement. Within 120 days after Closing (the “Final Settlement Date”), KMG will prepare a final settlement statement containing a final reconciliation of the adjustments to the Base Merger Consideration specified in Section 2.2 (the “Final Settlement Statement”). However, failure of KMG to complete the Final Settlement Statement within 120 days after Closing will not constitute a waiver of any right to an adjustment otherwise due. W&T will have 30 days after receiving the Final Settlement Statement to provide KMG with written exceptions to any items in the Final Settlement Statement that W&T believes in good faith to be questionable. All items in the Final Settlement Statement to which W&T does not take written exception within the 30-day review period will be deemed correct.

2.3.2 Payment of Post-Closing Adjustments. Any adjustments to the Base Merger Consideration (excluding disputed items) will be offset against each other so that only one payment is required. The party owing payment will pay the other party the net post-Closing adjustment to the Base Merger Consideration within 10 days after the expiration of W&T’s 30-day review period for the Final Settlement Statement. However, the payment of any disputed items will be subject to the further rights of the parties under Section 2.3.3.

2.3.3 Resolution of Disputed Items. After the completion and delivery of the Final Settlement Statement, the parties shall negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the party owing payment will pay the other party within 10 days after the parties reach agreement. If the parties are unable to agree on the amount due with respect to any disputed items within 60 days after KMG receives W&T’s written exceptions to the Final Settlement Statement, then the disputed items will be submitted to a mutually agreed upon independent expert (“Accounting Referee”). The costs and expenses of the Accounting Referee shall be shared equally by W&T and KMG. Within 10 days after a decision of the Accounting Referee, W&T and KMG, as the case may be, shall promptly make a cash payment to the other equal to the sum as may be found by the Accounting Referee.

2.3.4 Further Revenues and Expenses.

2.3.4.1 KMG agrees as follows with respect to production marketed by it:

(i) If the Closing Date occurs before the 25th calendar day of the month, the proceeds of sale of Hydrocarbons for the prior month shall be deemed to be received on the 25th calendar day of the month and KMG shall wire transfer to W&T the proceeds by the 5th business day following such 25th calendar day;

(ii) The proceeds of the sale of Hydrocarbons for the calendar month during which the Closing occurs shall be deemed to be received on the 25th calendar day of the following month and KMG shall wire transfer the proceeds to W&T by the 5th business day following such 25th calendar day; and

(iii) The proceeds of the sale of Hydrocarbons for any other month following the Closing shall be deemed to be received on the 25th day of the month following the month of production and shall be wire transferred to W&T by the 5th business day following such 25th calendar day;

2.3.4.2 After the completion of the post-Closing adjustments under this Section 2.3, (i) if either party receives revenues that belong to the other party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party, and (ii) if either party pays expenses that are the responsibility of the other party under this Agreement, the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving satisfactory evidence of such payment. However, neither party will be obligated to reimburse the other party for any single expense in excess of $5,000 unless it has been consulted about that expense prior to payment.

2.4 Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

2.5 Principles of Accounting. The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the United States, and applicable laws, rules and regulations, and with reasonable supporting documentation for each item in those statements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Reciprocal Representations and Warranties. By their execution of this Agreement, KMG and W&T each represent and warrant that the following statements are true and accurate as to itself, as of the execution date of this Agreement, and the Closing Date.

3.1.1 Corporate Authority. It is a corporation duly organized and in good standing under the laws of its state of incorporation, is duly qualified to carry on its business in the states onshore of where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement.

3.1.2 Requisite Approvals. Upon execution of this Agreement, it will have taken all necessary actions pursuant to its articles of incorporation, bylaws and other governing documents to fully authorize (i) the execution and delivery of this Agreement and any transaction documents related to this Agreement; and (ii) the consummation of the transaction contemplated by this Agreement.

3.1.3 Validity of Obligation. This Agreement and all other transaction documents it is to execute and deliver on or before the Closing Date (i) have been duly executed by its authorized representatives; (ii) constitute its valid and legally binding obligations; and (iii) are enforceable against it in accordance with their respective terms.

3.1.4 No Violation of Contractual Restrictions. Its execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which it is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) the preferential right to purchase all or any portion of the Property; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions; and (iv) any other third-party approvals or consents contemplated in this Agreement.

3.1.5 No Violation of Other Legal Restrictions. Its execution, delivery and performance of this Agreement do not violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Property is subject.

3.1.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

3.1.7 Brokers’ Fees. It has not incurred any obligation for brokers’, finders’ or similar fees for which the other party would be liable.

3.1.8 No Restraining Litigation. To its knowledge, there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to its knowledge, threatened, against it before any court or governmental agency that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or part of the transaction contemplated in this Agreement.

3.2 KMG’s Representations and Warranties. By its execution of this Agreement, KMG represents and warrants to W&T that the following statements are true and accurate, as of the execution date of this Agreement and the Closing Date.

3.2.1 Limited Liability Company Authority of KMG Sub. KMG Sub is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and is now, or at Closing will be duly qualified to carry on its business in the states of Louisiana and Texas.

3.2.2 No Conflicts. This Agreement, and the execution and delivery hereof by KMG, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of KMG Sub’s certificate of formation or limited liability company agreement or any other governing documents of KMG Sub, (ii) violate or conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien or encumbrance upon any property or assets of KMG Sub under any mortgage, indenture or agreement to which it is a party or by which the Property is bound, which violation, conflict or default might adversely affect the ability of KMG to perform its obligations under this Agreement or the ability of Surviving Entity to own the Property, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of KMG to perform its obligations under this Agreement or the ability of Surviving Entity to own the Property.

3.2.3 Membership Interests. KMG is, and will be on the Closing Date, the sole record and beneficial owner and holder of the Membership Interests, free and clear of all pledges or other liens. All of the outstanding Membership Interests owned by KMG have been duly authorized and validly issued and are fully paid and non-assessable. No third party has any rights or options relating to the Membership Interests or to the issuance of new membership interests.

3.2.4 Broker’s Fees. KMG Sub has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which W&T shall have any responsibility whatsoever.

3.2.5 Assets. At Closing, the Property will constitute all of the assets of KMG Sub, and all of the liabilities of the KMG Sub at Closing will relate only to the ownership or operation of the Property.

3.2.6 Books and Records. The minute books and other records of KMG Sub, all of which have been made available to W&T, are complete and correct in all material respects. The minute books of KMG Sub contain accurate and complete records of all meetings held of, and limited liability company action taken by, the member, and no meeting of any such member has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the KMG or KMG Sub.

3.2.7 No Company Employees. KMG Sub does not have any employees, and KMG Sub is not obligated for any employee benefit plan.

3.2.8 Insurance. At Closing and during the period it owns the Property, KMG and KMG Sub, as the case may be, will have insurance, or be self-insured, for all risks normally insured against by a person carrying on the same business as KMG or KMG Sub, as the case may be.

3.2.9 Disregarded Entity for Tax Purposes. KMG Sub is a disregarded entity for tax purposes in accordance with Internal Revenue Service Regulation Section 301.7701-2(c)2; and KMG Sub does not have, nor has it ever had, any active business other than that associated with its ownership of the Property.

3.2.10 No Default. Except as disclosed in writing prior to the end of the Due Diligence Period, to KMG’s knowledge, neither KMG nor KMG Sub is in breach or default of any Lease included in the Property or any Material Related Contract (as defined in Section 3.2.22), which breach or default has not been remedied or which breach or default would have a material adverse effect on the ownership or operation of any of the Property.

3.2.11 No Repayment. Except as disclosed in writing prior to the end of the Due Diligence Period, to KMG’s knowledge, none of the Property is encumbered by take-or-pay or other similar arrangements with purchasers of oil or gas whereby KMG Sub is obligated (i) to deliver production without receiving payment therefor, or (ii) to repay monies received for production paid for but not taken.

3.2.12 Leases in Full Force and Effect; Condition of Property. To KMG’s knowledge, the Leases are in full force and effect, and neither KMG while it owned the Property, nor KMG Sub has violated any laws, statutes, regulations or orders applicable to any of the Property or the operation thereof which violation (i) would have a material adverse affect on the ownership or operation of any material part of the Property or (ii) has not been remedied. To KMG’s knowledge, taken as a whole, the Property which are tangible assets are in a state of repair so as to be adequate for current operations, except for any requirements for repairs or replacements attributable to Hurricanes Katrina or Rita.

3.2.13 Tax Returns. KMG Sub or KMG has filed or caused to be filed (on a timely basis since its formation) all tax returns that are or were required to be filed by or with respect to KMG Sub, either separately or as a member of a group of companies, pursuant to applicable legal requirements. KMG Sub, or KMG, has paid all taxes that have become due pursuant to those tax returns or otherwise, or pursuant to any notice of deficiency, statutory notice of deficiency or notice of administrative proceedings or proposed deficiency or assessment with respect to KMG Sub or any of its properties from any taxing authority. There are no outstanding agreements or waivers by or with respect to KMG Sub as a separate entity that extend the statutory period of limitations applicable to any tax returns required to be filed by KMG Sub as a separate entity for any period. There are no present disputes as to taxes of any nature payable by KMG Sub. KMG Sub is not and will not be liable for any claim for taxes of KMG or any member of any affiliated or consolidated group of which KMG is a member.

3.2.14 No Investment. KMG Sub does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

3.2.15 Outstanding Commitments. Except as set forth on Exhibit G, to KMG’s knowledge, as of the execution date of this Agreement, there are no outstanding authorities for expenditure or other commitments to drill or rework or make other capital expenditures with respect to the Property that require aggregate expenditures by KMG or KMG Sub in excess of $500,000 for the particular individual operation or project (net to KMG Sub’s interest) after the Calculation Date.

3.2.16 Mortgages and Other Instruments. The transactions contemplated by this Agreement do not violate any covenants or restrictions imposed on KMG or KMG Sub by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Property.

3.2.17 Lawsuits and Claims. Except as disclosed in Exhibit C or disclosed to W&T in writing prior to Closing, and limited by Section 3.4, to KMG’s knowledge, there is no written demand or lawsuit, nor any compliance order, notice of probable violation or similar governmental action, pending or threatened before any court or governmental agency that (i) would result in a material impairment or loss of title to any part of the Property, or substantial impairment of the value thereof, or (ii) would materially hinder or impede the operation of any material part of the Property.

3.2.18 Tax Partnerships. Except as set forth on Exhibit F, KMG represents that (i) none of the Property operated by it is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, or any similar state statute and (ii) to its knowledge, no other Property is subject to any such agreement or provisions.

3.2.19 Qualification. KMG Sub is now, or at Closing will be qualified to own and, as applicable, operate any federal oil, gas and mineral leases, and any oil, gas and mineral leases for all states in which the Property is located, including meeting all bonding requirements.

3.2.20 Governmental Approval. KMG is unaware of any fact or circumstance which would preclude or inhibit unconditional approval of KMG’s assignment(s) to KMG Sub of that portion of the Property which constitutes state or federal oil, gas and mineral leases, by any federal or state authority having jurisdiction, including meeting existing or increased state and federal bonding or supplemental security requirements of such authority.

3.2.21 Calls on Production. Except as disclosed by KMG in writing prior to the end of the Due Diligence Period, to KMG’s knowledge, the Property is not subject to any calls on production, hedging or any marketing arrangements which affect KMG Sub’s ability to freely market the production from the Property, other than contracts that are terminable by KMG Sub on 60 days or fewer notice without the payment of any fee or penalty, or as provided in the Material Related Contracts.

3.2.22 Marketing. To KMG’s knowledge, other than the Cinergy Contract, and any other Material Related Contract identified on Exhibit A, Schedule 3 under the caption “Marketing Agreements”, there are no gas or oil purchase agreements (excluding gathering, transportation or processing agreements) included in the Related Contracts pertaining to production from any material portion of the Property that cannot be cancelled with 60 or fewer days notice.

3.2.23 Material Related Contracts. Exhibit A, Schedule 3 sets forth all Related Contracts of the type described below (collectively, the “Material Related Contracts”):

(i) any Related Contract that can reasonably be expected to result in aggregate payments by KMG Sub or Surviving Entity of more than $100,000 that is not terminable without penalty on 60 days or fewer notice during the current or any subsequent calendar year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues, but excluding joint or unit operating agreements);

(ii) any Related Contract that can reasonably be expected to result in aggregate revenues to KMG Sub or Surviving Entity of more than $500,000 during the current calendar year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, transportation, gathering, processing or similar contract that is not terminable without penalty on 60 days or fewer notice;

(iv) any sale-leaseback or similar contract that can reasonably be expected to result in aggregate payments by KMG Sub or Surviving Entity of more than $100,000 during the current or any subsequent calendar year;

(v) any Related Contract that constitutes a lease under which KMG Sub is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by KMG Sub without penalty upon 60 days or fewer notice and (B) involves an annual base rental of more than $100,000;

(vi) any Related Contract with any affiliate of KMG that will not be terminated prior to Closing; and

(vii) any farmout or farmin agreement with respect to which no interest in the Property affected thereby has been earned, and any partnership, joint venture, participation, exploration or area of mutual interest agreements, excluding joint or unit operating agreements and tax partnership or area of mutual interest provisions which may be a part thereof.

3.3 W&T’s Representations and Warranties. By its execution of this Agreement, W&T represents and warrants to KMG that the following statements are true and accurate, as of the execution date of this Agreement and the Closing Date.

3.3.1 Independent Evaluation. W&T is an experienced and knowledgeable investor in the oil and gas business. In making the decision to enter into this Agreement, W&T has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this merger transaction.

3.3.2 Qualification. Consummating the merger transaction contemplated in this Agreement will not cause W&T or Merger Sub to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

3.3.3 Securities Laws and W&T’s Other Dealings. W&T and Merger Sub have complied with all federal and state securities laws applicable to W&T and Merger Sub in regard to the Merger and will comply with such laws if either subsequently disposes of all or any part of the Property. Except for traditional financing from reputable financial institutions, neither W&T nor Merger Sub has not sought or solicited, nor is W&T or Merger Sub participating with, investors, partners or other third parties in order to fund the Base Merger Consideration or the Performance Deposit and to close this transaction, and all funds used by W&T in connection with this transaction are W&T’s own funds.

3.3.4 Merger Sub. Merger Sub is a limited liability company validly existing and in good standing under the laws of Delaware and is duly qualified to own its properties and to carry on its business as now being conducted.

3.3.5 Operator’s Bond Qualifications. W&T is unaware of any fact or circumstance which would preclude or inhibit W&T’s or Surviving Entity’s qualification to operate the Leases and Wells for which W&T or Surviving Entity is seeking operatorship, including meeting the existing or increased state and federal bonding or supplemental security requirements of any state or federal authority having jurisdiction.

3.3.6 No Investment Company. Neither W&T nor Merger Sub is (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject in any respect to the provisions of that act.

3.3.7 W&T’s Funds. W&T has arranged or will arrange to have available by the Closing Date sufficient funds to enable W&T to pay in full the Base Merger Consideration as adjusted pursuant to this Agreement, and otherwise to perform its obligations under this Agreement without financing that is subject to any material contingency. W&T has provided KMG with a true and correct copy of the commitment letter of TD Securities (USA) LLC dated January 20, 2006 to provide a $1,300,000,000 senior debt facility to W&T in connection with the financing of the Merger.

3.4 Limitation as to Environmental Matters. The warranties and representations of KMG in this Article 3 do not extend to environmental matters, permits, compliance with environmental laws and regulations, and environmental Claims pertaining to the ownership or operation of the Property. All liabilities and obligations of KMG and W&T with respect to environmental matters, permits, compliance with environmental laws and regulations, and environmental Claims pertaining to the ownership or operation of the Property will be governed solely and exclusively by the provisions of Sections 4.2, 4.3, 5.3 and Article 8, regardless of the warranties or representations in this Article 3.

3.5 Notice of Changes. Prior to Closing, KMG and W&T will each give the other prompt written notice of any matter of which it becomes aware materially affecting any of their representations or warranties under this Article 3 or rendering any such warranty or representation untrue or inaccurate.

3.6 Representations and Warranties Exclusive. ALL REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THOSE IN THIS ARTICLE 3) ARE EXCLUSIVE, AND ARE GIVEN IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

ARTICLE 4

DISCLAIMER OF WARRANTIES

4.1 Permits and Easements. KMG HAS HERETOFORE CONVEYED THE PROPERTY TO KMG SUB SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES,

BURDENS, ENCUMBRANCES, AND SURFACE RIGHTS, AND (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCING DOCUMENTS) WITHOUT WARRANTY OF TITLE, EXPRESS OR IMPLIED. SPECIFICALLY WITH RESPECT TO THE PERMITS AND EASEMENTS, KMG EXPRESSLY DISCLAIMS, AND W&T HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT KMG OR KMG SUB OWNS THE PERMITS AND EASEMENTS, THAT THEY ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE CONTIGUOUS; THAT THE EQUIPMENT LIES WITHIN THE PERMITS AND EASEMENTS; OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE THE EQUIPMENT. KMG EXPRESSLY DISCLAIMS, AND W&T HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT THERE ARE ANY PERMITS AND EASEMENTS IN FORCE AND EFFECT WITH RESPECT TO THE EQUIPMENT. If necessary, W&T or Surviving Entity shall secure its own rights to operate and maintain the Equipment on the lands of others at its own expense.

4.2 Condition and Fitness of the Property. KMG HAS HERETOFORE CONVEYED THE PROPERTY TO KMG SUB WITHOUT ANY, AND EXCEPT AS SET FORTH IN THIS AGREEMENT HEREBY DISCLAIMS ANY, EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY, (ii) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, (iii) (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCING DOCUMENTS) TITLE TO ANY OF THE PROPERTY, (iv) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTY, (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTY, (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY KMG OR THIRD PARTIES WITH RESPECT TO THE PROPERTY, (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO W&T OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (viii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, KMG FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF FREEDOM FROM LATENT VICES OR DEFECTS OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY PROPERTY OR RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE. BEFORE CLOSING, W&T WILL INSPECT OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND SUBJECT TO W&T’s RIGHTS UNDER ARTICLE 5, AGREES TO CONSUMMATE THIS MERGER TRANSACTION, INCLUDING ACCEPTANCE OF THE PROPERTY NOW OWNED BY KMG SUB “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE

GENERALITY OF THE FOREGOING, KMG MAKES NO REPRESENTATION OR WARRANTY AS TO (i) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER OR ATTRIBUTABLE TO THE PROPERTY PREVIOUSLY CONVEYED TO KMG SUB (INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OR DRILLING OPPORTUNITIES), (ii) GAS BALANCING OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (iii) EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 3.2.12 OR 3.2.17 OF THIS AGREEMENT, THE PHYSICAL, OPERATING OR REGULATORY COMPLIANCE OF THE PROPERTY, (iv) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PROPERTY, (v) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, or (vi) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTY OR ANY VALUE THEREOF; PROVIDED, HOWEVER, THE FOREGOING DISCLAIMERS SHALL NOT DIMINISH OR PREJUDICE W&T’S RIGHTS AND REMEDIES UNDER ARTICLE 5 OR SECTIONS 8.4, 8.12 OR 11.1.

4.3 Information About the Property. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES) WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT OR ANY CONFIDENTIALITY AGREEMENT PREVIOUSLY EXECUTED BY THE PARTIES WITH RESPECT TO THIS TRANSACTION. KMG MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO W&T IN CONNECTION WITH THIS TRANSACTION. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY KMG ARE PROVIDED TO W&T AS A CONVENIENCE AND W&T’S RELIANCE ON OR USE OF THE SAME IS AT W&T’S SOLE RISK.

4.4 Subrogation of Warranties. To the extent transferable, KMG has given and granted to KMG Sub, its successors and assigns full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Property or any part thereof prior to the Calculation Date of this Agreement.

ARTICLE 5

DUE DILIGENCE REVIEW

5.1 Records Review. To allow W&T to confirm KMG’s and KMG Sub’s title to the Property and conduct other due diligence with respect to this merger transaction, for a period of thirty (30) days following execution of this Agreement (the “Due Diligence Period”), KMG shall make available to W&T, and W&T’s authorized representatives, at mutually agreeable times before Closing, during normal business hours, all corporate minute books for KMG Sub, and all contract, lease, Environmental Health & Safety Department records and operational records, to the extent such data and records are in KMG’s possession and relate to the Property. With KMG’s permission, W&T may photocopy such records at its sole expense. W&T shall keep confidential all information made available to W&T until the Closing Date. The Confidentiality Agreement (as defined in Section 5.3.2) will continue in force until the Closing Date. W&T shall take all reasonable steps necessary to ensure that W&T’s authorized representatives and financing sources comply with the provisions of this Section 5.1 and any confidentiality agreement with any third party in effect to which KMG or KMG Sub is a party and which has been provided to W&T for review.

5.2 Physical Inspection. Before Closing, (i) with respect to that portion of the Property operated by KMG or KMG Sub, KMG will permit W&T and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property at times approved by KMG, and (ii) with respect to that portion of the Property not operated by KMG or KMG Sub, KMG will attempt to obtain access to the Property, in accordance with the applicable operating agreements, for W&T and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property subject to the terms and conditions required by the operator of the Property and, in the case of clause (i) and (ii) of this sentence, subject to execution by W&T or any W&T representatives of the Access and Indemnification Agreement attached hereto as Exhibit I with respect to any Property operated by KMG, or a customary access and indemnification agreement if required by a third party operator, as applicable. W&T shall repair any damage to the Property resulting from its inspection and shall INDEMNIFY, DEFEND AND HOLD KMG HARMLESS from and against any and all Claims arising from W&T inspecting and observing the Property and KMG’s and KMG Sub’s records pursuant to this Article 5, including, without limitation, (i) Claims for personal injuries to or death of employees of the W&T, its contractors, agents, consultants, representatives and invitees, and damage to the property of W&T or others acting on behalf of W&T, regardless of whether such Claims arise out of or result in whole or in part, from the condition of the Property or KMG’s and KMG Sub’s (or their employees’, agents’, contractors’, successors’ or assigns’) sole or concurrent negligence, strict liability or fault, and (ii) Claims for personal injuries to or death of employees of KMG and KMG Sub or third parties, and damage to the property of KMG and KMG Sub or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of W&T.

5.3 Environmental Assessment.

5.3.1 Inspection. Prior to Closing, W&T will have the right to conduct a Phase I environmental assessment of the Property, subject to the terms set forth in Section 5.2. However, the Phase I environmental assessment must be conducted by an agent or representative of W&T (the “Inspector”) acceptable to both KMG and W&T. For purposes of this Agreement, a “Phase I environmental assessment” means (i) a review of KMG’s or KMG Sub’s and the government’s environmental records related to the Property, (ii) the submission of pre-inspection questionnaires to KMG, (iii) a site visit to visually inspect the Property, and (iv) interviews with corporate and site personnel of KMG. A Phase I environmental assessment does not include soil or groundwater sampling or effluent sampling or testing or subsurface testing of any kind, unless otherwise agreed in writing by KMG and W&T.

5.3.2 Inspection Results. Each party will be entitled to receive a copy of the Inspector’s final Phase I inspection results for the Property, including without limitation all final written reports, data and conclusions of the Inspector. W&T agrees to hold confidential and not disclose the Phase I inspection results for the Property, and any KMG or KMG Sub information reviewed during the Phase I Inspection, in accordance with the terms of the Confidentiality Agreement between W&T and KMG dated July 12, 2005 (the “Confidentiality Agreement”). If Closing does not occur, W&T shall promptly return to KMG all written reports, data and conclusions of the Inspector.

5.3.3 Notice of Adverse Environmental Conditions.

5.3.3.1 Prior to Closing, W&T will review the inspection results for the Property and determine, based on those results and such other information as may be available to W&T if any Adverse Environmental Conditions exist with respect to the Property. No later than twenty (20) business days before Closing (the “Environmental Notice Deadline”), W&T will notify KMG in writing of any Adverse Environmental Condition with respect to the Property. Such notice shall describe in reasonable detail the Adverse Environmental Condition, include all data and information in W&T’s and the Inspector’s possession or control bearing thereon, and include the estimated Environmental Defect Value attributable thereto. The “Environmental Defect Value” attributable to any Adverse Environmental Condition will be the estimated amount of all reasonable costs and Claims net to KMG Sub’s interest in the allegedly affected portion of the Property associated with the existence, remediation or correction of the Adverse Environmental Condition, as reasonably determined and estimated by the Inspector on a current cost basis. “Adverse Environmental Condition” means and includes, with respect to any portion of the Property (i) the failure of the Property to be in compliance with applicable Environmental Laws, or any contract or agreement relating to the environmental condition of the Property (except to the extent such noncompliance with an agreement or contract was previously waived by the other party or is barred by the statute of limitations or the current owner of the Property does not have standing to assert a claim for noncompliance), (ii) the Property being subject to any agreements, consent orders, decrees, or judgments, in existence at this time based on any Environmental Laws that negatively impact the future use of any material portion of the Property, or that require any change in the present conditions of any of the Property, and (iii) the Property being subject to any uncured notices of violations of or noncompliance with any applicable Environmental Laws; provided, however, that no individual matter shall be deemed to be or constitute an Adverse Environmental Condition unless the Environmental Defect Value for such matter exceeds $25,000, net to KMG Sub’s interest in the allegedly affected portion of the Property. The term “Environmental Laws” means any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, or decree issued by any federal, state, or local governmental authority as in effect on or before the Calculation Date relating to the control of any pollutant or protection of the air, water, land or environment or the release or disposal of hazardous materials, hazardous substances or waste materials. KMG will notify W&T of any Adverse Environmental Conditions of which it becomes aware between execution of this Agreement and the Closing. However, such notice shall not entitle W&T to give KMG any additional notices of Adverse Environmental Conditions based thereon after the Environmental Notice Deadline.

5.3.3.2 If the parties are unable to agree upon the Environmental Defect Value for a particular Adverse Environmental Condition within fifteen (15) days prior to Closing, after having attempted in good faith to resolve the disagreement by negotiation between management level persons having authority to resolve the disagreement, then the disputed matters shall be submitted to a mutually agreed independent expert (“Environmental Referee”). The costs and expenses of the Environmental Referee shall be shared equally by W&T and KMG. Subject to Section 6.3, the decision of the Environmental Referee regarding the amount of the Environmental Defect Value shall be binding on both parties.

5.3.4 Rights and Remedies for Environmental Conditions.

5.3.4.1 With respect to any Adverse Environmental Condition affecting the Property, W&T may request KMG to cure the Adverse Environmental Condition, but KMG will have no obligation to cure the Adverse Environmental Condition.

5.3.4.2 The rights and remedies of the Parties with respect to uncured Adverse Environmental Conditions on the Property (other than Adverse Environmental Conditions that KMG has agreed to cure) are as follows:

(i) If the collective Environmental Defect Values attributable to all uncured Adverse Environmental Conditions is less than or equal to 1.5% of the Base Merger Consideration (the “ED Deductible Amount”), the Parties will be obligated to proceed with Closing without curative action by KMG with respect to such Adverse Environmental Conditions and without an adjustment to the Base Merger Consideration, except as provided in clause (ii) below.

(ii) If an uncured Adverse Environmental Condition for an individual matter has an Environmental Defect Value in excess of $5 million, net to KMG Sub’s interest in the allegedly affected portion of the Property, the Base Merger Consideration will be reduced by the amount of the Environmental Defect Value in excess of $5 million, and the parties will be obligated to proceed with Closing without curative action by KMG.

(iii) If the collective Environmental Defect Values attributable to all uncured Adverse Environmental Conditions exceeds the ED Deductible Amount, the Base Merger Consideration will be reduced by the amount of the collective Environmental Defect Values in excess of the ED Deductible Amount, to the extent such reduction has not been taken into account under clause (ii), and the parties will be obligated to proceed with Closing without curative action by KMG.

5.3.4.3 The term “cure” or “curative” means, with respect to any Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate such Adverse Environmental Condition to the degree necessary such that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above. KMG shall promptly notify W&T at such time as it believes an Adverse Environmental Condition has been cured. W&T shall promptly notify KMG of whether it agrees such condition is cured. If W&T fails to notify KMG of its determination with respect to such cure within seven (7) days following receipt of KMG’s notice, such Adverse Environmental Condition shall be deemed cured. If KMG and W&T are unable to agree that an Adverse Environmental Condition has been cured, after having attempted in good faith to resolve the disagreement by negotiation between management level persons having authority to resolve the disagreement, then the disputed matter shall be submitted to the Environmental Referee, whose decision will be binding on both parties.

5.3.4.4 If KMG refuses or is unable to cure an Adverse Environmental Condition before Closing, KMG may notify W&T that KMG elects to retain the affected portion of the Property and cause KMG Sub to re-convey such portion of the Property to KMG prior to Closing. In such case, the Environmental Defect Value for such portion of the Property for purposes of Section 5.3.4.2 (notwithstanding clause (ii) or (iii) thereof) shall be determined to be an amount which is mutually agreed upon by KMG and W&T (the “Agreed Value”). If KMG fails to give notice of KMG’s election to retain such portion of the Property within the time allowed therefor, KMG and W&T will have the rights and remedies set forth in Section 5.3.4.2 with respect to the uncured Adverse Environmental Condition, unless the parties otherwise agree in writing.

5.3.5 Exclusive Remedies. Except as provided in Section 8.4.4, the remedies set forth in this Section 5.3 are the sole and exclusive remedies of W&T with respect to any Adverse Environmental Condition (and all Environmental Obligations arising out of any such Adverse Environmental Condition) attributable to KMG’s or KMG Sub’s ownership, operation or the condition of the Property prior to the Calculation Date, regardless of whether W&T notifies KMG of any such Adverse Environmental Condition. KMG shall have no liability to W&T for any such Adverse Environmental Condition (or its related Environmental Obligations) if W&T fails to notify KMG as provided in Section 5.3.3.

5.4 Bonding.

5.4.1 Bonding Requirements. W&T agrees to, or cause Surviving Entity to, promptly purchase and post, and to maintain in accordance with applicable laws, any and all bonds, supplemental bonds or other securities on behalf of Surviving Entity which may be required of it pursuant to all applicable federal and state laws, rules and regulations.

5.5 Preferential Rights and Consents to Assign.

5.5.1 Notices to Holders.

5.5.1.1 With respect to any portion of the Property as to which the conveyance to KMG Sub pursuant to the Contribution Agreement (as defined in Section 8.4.1), or the Merger transaction contemplated herein, may trigger third party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or may require third party consents to assign or trigger similar rights (collectively, “Consents”), KMG shall use reasonable efforts to (i) notify the holders of the Preferential Rights and Consents of the proposed transaction, (ii) provide them with any information about the transaction to which they are entitled (including the portion of the Base Merger Consideration allocated by the parties to the affected portion of the Property, as set forth in Exhibit A, Schedule 4, provided that the parties have allocated a portion of the Base Merger Consideration to such portion of the Property, and otherwise such portion of the Base Merger Consideration as mutually agreed upon by KMG and W&T), and (iii) in the case of Consents, ask the holders of the Consents to consent to the transaction.

5.5.1.2 KMG shall promptly notify W&T whether (i) any Preferential Rights are exercised or waived, (ii) any Consents are denied, or (iii) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements.

5.5.2 Remedies After Closing.

5.5.2.1 Preferential Rights. After Closing, if KMG or W&T discovers, or any third party has alleged or alleges, the existence of Preferential Rights, KMG and W&T will attempt to obtain waivers of those Preferential Rights. If KMG and W&T are unable to obtain waivers of such Preferential Rights, and such Preferential Rights are not deemed waived, or the third party ultimately establishes and exercises its rights, then W&T shall convey such Property or portion of such Property to the third party holder of the Preferential Rights and W&T shall be entitled to receive (and KMG hereby assigns to W&T all of KMG’s rights to) all proceeds to be received from such third party, in connection with the sale, due to an exercise of Preferential Rights, of any portion of the Property. W&T’s receipt of proceeds from the sale of the affected Property shall be W&T’s sole remedy if Preferential Rights are established and exercised after Closing.

5.5.2.2 Consents. After Closing, KMG and W&T shall cooperate and attempt to obtain any unobtained Consents, including Consents alleged by third parties or identified after Closing.

5.6 Title Defects.

5.6.1 Certain Definitions.

5.6.1.1 Title Defects. For the purposes of this Agreement, a “Title Defect” means any impairment, encumbrance, lien, encroachment, irregularity, defect in, default, objection or dispute concerning KMG’s and KMG Sub’s title to the Property, and that in the reasonable opinion of W&T would:

(i) Reduce, impair or prevent KMG Sub from receiving payment for sales of Hydrocarbons from the purchasers of production and/or the operator from all or a portion of the Property;

(ii) Reduce KMG Sub’s net revenue interest in all or a portion of the Property below that attributable thereto and set forth in the applicable Schedule to Exhibit A;

(iii) Increase KMG Sub’s working interest in all or a portion of the Property above that attributable thereto and set forth in the applicable Schedule to Exhibit A without a proportional increase in KMG Sub’s net revenue interest therein; or

(iv) Restrict, interfere with or extinguish KMG Sub’s right to operate, market Hydrocarbons from (excluding Material Related Contracts) or use the Property as owner, lessee, licensee or permittee, as applicable.

Notwithstanding the foregoing, no individual matter described above shall be deemed to be or constitute a Title Defect unless the Title Defect Value for such matter exceeds $25,000, net to KMG Sub’s interest in the affected portion of the Property, and no Adverse Environmental Condition, Imbalances, Permitted Encumbrances, Consents or Preferential Rights will be considered a Title Defect under this Section 5.6.

The parties acknowledge that lack of MMS approval of the assignment of all of the Leases into KMG Sub shall not be considered a Title Defect, but shall be treated as a condition to Closing pursuant to clause (c) of Section 6.2.2.

5.6.1.2 Permitted Encumbrances. The term “Permitted Encumbrances” means:

(i) Any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Property, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

(ii) Any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(iii) Any liens or security interests created by law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of any Property;

(iv) Any third party easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any material respect with KMG Sub’s operation of the portion of the Property burdened thereby;

(v) The Preferential Rights and Consents referred to in Section 5.5.1, and other preferential purchase rights, consent to assignment provisions and similar restrictions that may apply with respect to any sale, transfer or other disposition of any Property by Surviving Entity after the Closing;

(vi) liens created under any Leases and/or operating agreements or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of KMG;

(vii) any encumbrance affecting the Property which is expressly assumed, bonded or paid by W&T at or prior to Closing or which is discharged by KMG at or prior to Closing;

(viii) the terms and conditions of the Leases and the Material Related Contracts;

(ix) such Title Defects as W&T may have waived;

(x) rights of a common owner of any interest in rights of way or easements currently held by KMG and such common owner as tenants in common or through common ownership;

(xi) All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to a particular Property, does not operate to reduce the net revenue interest of KMG Sub in such Property below that specified in the applicable Schedule to Exhibit A;

(xii) Conventional rights of reassignment arising upon surrender or abandonment of any Property pursuant to joint operating agreements;

(xiii) Rights reserved to or vested in any governmental authority to control or regulate any of the Wells or Units included in the Property and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease KMG Sub’s net revenue interest below the net revenue interest specified in the applicable Schedule to Exhibit A; and

(xiv) all other instruments, obligations, defects, and irregularities affecting the Property that individually or in the aggregate are not such as to materially interfere with the operation or use of any of the Property (as currently owned and operated), do not reduce the net revenue interest of KMG in any Property to an amount less than the net revenue interest set forth on the applicable Schedule to Exhibit A for such Property and do not obligate KMG to bear a working interest for such Property in any amount greater than the working interest set forth on the applicable Schedule to Exhibit A for such Property (unless the net revenue interest for such Property is greater than the net revenue interest set forth on the applicable Schedule to Exhibit A in the same proportion as any increase in such working interest).

5.6.2 Notice of Title Defects. W&T will review title to the Property prior to Closing and notify KMG in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event more than three (3) business days after conclusion of the Due Diligence Period. Such notice shall describe in reasonable detail the Title Defect, including W&T’s calculation of the Adjustment Value of the Leases(s) or Unit(s) affected by the Title Defect, W&T’s calculation of the reduction in the Base Merger Consideration for the Title Defect (the “Title Defect Value”), and include all data and information in W&T’s possession or control bearing thereon. The Title Defect Value resulting from a Title Defect shall be the amount by which the Adjustment Value of the affected part(s) of the Property (the “Title Defect

Property”) is reduced as a result of the existence of such Title Defect. The Title Defect Value shall be determined in accordance with the following terms and conditions: (i) if W&T and KMG agree on the Title Defect Value, then that amount shall be the Title Defect Value; (ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property; (iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Title Defect Property and (B) the net revenue interest stated in the applicable Schedule to Exhibit A, then the Title Defect Value shall be the product of the Adjustment Value of such Property, or part thereof, multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated in the applicable Schedule to Exhibit A; (iv) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Value shall be determined by taking into account the Adjustment Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by W&T and KMG and such other reasonable factors as are necessary to make a proper evaluation; (v) the Title Defect Value with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Value calculation hereunder; and (vi) notwithstanding anything to the contrary in this Section 5.6, the aggregate Title Defect Values attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the value of the Title Defect Property.

5.6.3 Waiver of Title Defects. W&T will be deemed to have conclusively waived any Title Defect about which it fails to notify KMG in writing within three (3) business days after the conclusion of the Due Diligence Period.

5.6.3.1 Disputes Regarding Title Defect Value. If the parties are unable to agree upon the Title Defect Value for a particular Title Defect within fifteen (15) days prior to Closing, after having attempted in good faith to resolve the disagreement by negotiation between management level persons having authority to resolve the disagreement, then the disputed matters shall be submitted to a mutually agreed upon independent expert (“Title Referee”). The costs and expenses of the Title Referee shall be shared equally by W&T and KMG and the decision of the Title Referee regarding the amount of the Title Defect Value shall be binding on both parties.

5.6.4 Request to Cure Title Defects. If W&T notifies KMG of a Title Defect as provided in Section 5.6.2, W&T may request KMG to cure the Title Defect, but KMG will have no obligation to cure any Title Defect. If KMG agrees to attempt to cure a Title Defect, KMG must cure the Title Defect before Closing, unless the parties otherwise agree in writing.

5.6.5 Remedies for Uncured Title Defects. If W&T notifies KMG of any Title Defect as provided in Section 5.6.2, and KMG refuses or is unable to cure the Title Defect before Closing, then W&T and KMG will have the following rights and remedies with respect to the uncured Title Defect(s) in the Property, unless the parties otherwise agree in writing.

(i) W&T may waive the uncured Title Defect and proceed with Closing without adjustment to the Base Merger Consideration.

(ii) KMG may elect to retain the affected portion of the Property and cause KMG Sub to reconvey such portion of the Property to KMG prior to the Closing. In such case, the Title Defect Value for such portion of the Property for purposes of clause (iii) below shall be the Agreed Value.

(iii) If the collective Title Defect Values of uncured, unwaived Title Defects are less than or equal to 1.5% of the Base Merger Consideration (the “TD Deductible Amount”), KMG and W&T will be obligated to proceed with Closing without curative action by KMG with respect to such Title Defects and without adjustment to the Base Merger Consideration.

(iv) If the collective Title Defect Values of uncured, unwaived Title Defects exceeds the TD Deductible Amount, the Base Merger Consideration will be reduced by the amount of the collective Title Defect Values in excess of the TD Deductible Amount, in which case the parties will be obligated to proceed with Closing without curative action by KMG.

5.6.6 Exclusive Remedy. The remedies set forth in this Section 5.6 are W&T’s exclusive remedies under this Agreement for all Title Defects, and KMG shall have no other liability to W&T with respect to Title Defects.

5.6.7 Interest Additions. If it is determined prior to Closing that KMG Sub owns a net revenue interest in any of the Property that is greater than the net revenue interest set forth in Exhibit A, Schedule 1 (a “NRI Increase”), the parties shall use their best efforts to reach mutual agreement regarding an upward adjustment to the Base Merger Consideration on account of the NRI Increase using the principles applicable to the calculation of Title Defect Values set forth in Section 5.6.2 (such value being referred to as “NRI Value”). If the parties are unable to agree on the amount of the upward adjustment, Closing shall nevertheless occur and the dispute shall be resolved by the Title Referee, after the parties have made a good faith attempt to resolve the dispute by negotiation between management level persons having authority to settle the dispute. The Title Referee’s decision on such matter shall be binding upon both parties. Notwithstanding the foregoing, no individual matter described above shall be deemed to be or constitute an NRI Increase unless the NRI Value for such matter exceeds $25,000, net to KMG Sub’s interest in the affected portion of the Property. If the collective NRI Values are less than or equal to 1.5% of the Base Merger Consideration, KMG and W&T will be obligated to proceed with Closing without adjustment to the Base Merger Consideration.

5.7 Casualty Losses and Government Takings.

5.7.1 Notice of Casualty Losses. If, prior to the Closing Date, all or part of the Property is damaged or destroyed by fire, flood, storm, or other casualty (“Casualty Loss”), or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened (“Government Taking”), KMG must promptly notify

W&T in writing of the nature and extent of the Casualty Loss or Government Taking and KMG’s estimate of the cost required to repair or replace that portion of the Property affected by the Casualty Loss or value of the Property taken by the Government Taking.

5.7.2 Remedies for Casualty Losses and Government Takings. With respect to each Casualty Loss to or Government Taking of the Property, KMG and W&T will have the following rights and remedies:

(i) If the aggregate agreed cost to repair or replace the portion of the Property affected by the Casualty Loss is less than the Applicable Deductible, the Base Merger Consideration will not be adjusted, and the parties will proceed with Closing. As used herein, the “Applicable Deductible” is (a) if KMG Sub’s working interest in the affected portion of the Property is between 50% and 100%, $5 million, (b) if KMG Sub’s working interest in the affected portion of the Property is between 40% and 49.99%, $4 million, (c) if KMG Sub’s working interest in the affected portion of the Property is between 30% and 39.99%, $3 million, (d) if KMG Sub’s working interest in the affected portion of the Property is between 20% and 29.99%, $2 million and (e) if KMG Sub’s working interest in the affected portion of the Property is greater than 0% but less than 20%, $1 million. If the Adjustment Value of the portion of the Property taken in any Government Taking is less than 2% of the Base Merger Consideration, the Base Merger Consideration will not be adjusted by the aggregate Adjustment Value of the Property taken by the Government Taking, and the parties will proceed with Closing.

(ii) If the aggregate agreed cost to repair or replace the portion of the Property affected by the Casualty Loss is greater than the Applicable Deductible, the Base Merger Consideration will be reduced by the aggregate amount of the agreed cost of the Casualty Loss in excess of the Applicable Deductible, and the parties will proceed with Closing. If the Adjustment Value of the Property taken in any Government Taking is greater than 2% of the Base Merger Consideration, the Base Merger Consideration will be reduced by the aggregate amount of the Adjustment Value of the Property taken by the Government Taking in excess of 2% of the Base Merger Consideration, and the parties will proceed with Closing.

5.7.3 Insurance Proceeds and Settlement Payments. If KMG and W&T adjust the Base Merger Consideration of the Property due to a Casualty Loss or Government Taking, and proceed with Closing, KMG will be entitled to (i) all insurance proceeds payable to KMG with respect to any such Casualty Loss, (ii) all sums paid to KMG or W&T by third parties by reason of any such Casualty Loss, and (iii) all compensation paid to KMG or W&T with respect to any such Government Taking. If KMG and W&T do not adjust the Base Merger Consideration of the Property due to a Casualty Loss or Government Taking and proceed with Closing, KMG will remit to W&T without recourse to KMG (i) all insurance proceeds payable to KMG with respect to any such Casualty Loss, (ii) all sums paid to KMG by third parties by reason of any such Casualty Loss, and (iii) all compensation paid to KMG with respect to any such Government Taking.

5.7.4 Change in Condition. W&T will assume all risk and loss with respect to, and any change in the condition of the Property from and after the Calculation Date, including production of Hydrocarbons through normal depletion, the watering-out, casing collapse or sand infiltration of any well, and the depreciation of personal property through ordinary wear and tear.

None of the events or conditions set forth in this Section 5.7.4 will be considered a Casualty Loss with respect to the Property, nor will they be cause for any other reduction in the Base Merger Consideration, or give rise to any right to terminate this Agreement.

ARTICLE 6

CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing Date. The closing of the Merger is referred to as the “Closing” and shall be held the later of (i) 9:00 a.m. local time at KMG’s offices located in Houston, Texas on March 31, 2006, and (ii) within ten (10) days after written notice from KMG to W&T (the “Closing Notice”) that KMG has received notice from the MMS and, where applicable, the State of Louisiana that the transfer of all of the Leases from KMG to KMG Sub has been approved by the MMS and, where applicable, the State of Louisiana (“Closing Date”). Time is of the essence in the performance of this Agreement. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but KMG’s and W&T’s warranties and representations shall not be waived and shall survive the Closing, to the extent provided in Section 11.4).

6.2 Conditions to Closing. KMG and W&T will use commercially reasonable efforts to satisfy their respective conditions to Closing set forth in this Section 6.2 prior to the Closing Date. KMG and W&T will not be obligated to close the transaction described in this Agreement unless each of the conditions to its performance set forth in this Section 6.2 is satisfied prior to Closing, or it waives in whole or part any such condition to its performance that is unsatisfied at Closing.

6.2.1 Representations and Warranties.

(i) KMG will not be obligated to close if, as of the Closing Date, the representations and warranties in this Agreement by W&T are not, taken as a whole, true and accurate in all material respects.

(ii) W&T will not be obligated to close if, as of the Closing Date, the representations and warranties in this Agreement by KMG are not, taken as a whole, true and accurate in all material respects.

6.2.2 Performance of Obligations.

(a) KMG will not be obligated to close if, as of the Closing Date, W&T has not performed in all material respects all obligations under this Agreement that W&T is required to perform on or before Closing.

(b) W&T will not be obligated to close if, as of the Closing Date, KMG has not performed in all material respects all obligations under this Agreement that KMG is required to perform on or before Closing.

(c) W&T will not be obligated to close if, as of the Closing Date, approval by the MMS of the assignment of all of the Leases from KMG to KMG Sub has not been received by KMG.

6.2.3 Legal Proceedings. Neither party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transaction that is the subject of this Agreement. In such event, the parties shall endeavor to reach an agreement to allow them to proceed with Closing, including a mutually acceptable arrangement with regard to such suit, action or proceeding, and any portion of the Property, if any, affected thereby, but subject to any court order prohibiting such Closing.

6.2.4 Consents. Neither party will be obligated to close if, as of the Closing Date, the waiting period (and any extension thereof) under the HSR Act (as defined in Section 10.6) applicable to the transactions contemplated hereby shall not have expired or been terminated, and any other necessary consent from any other state or federal governmental authority relating to the consummation of the transaction contemplated by this Agreement has not been obtained or waived.

6.2.5 Insurance. KMG will not be required to close if W&T, as of the Closing Date, on behalf of itself and Surviving Entity, does not have insurance providing the following minimum insurance coverages with limits of liability of not less than those set out below:

(a) Insurance which shall comply with all applicable Workers’ Compensation and Occupational Disease Laws and which shall cover all W&T employees performing any work or activities as to the Property; and

(b) Comprehensive/Commercial General Liability Insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than $35,000,000 for each occurrence, together with Pollution Liability Insurance with a coverage of not less than $35,000,000 for each occurrence.

Such insurance shall include coverage for all reasonably insurable liability assumed by W&T under the terms of this Agreement and Surviving Entity upon consummation of the Merger with limits not less than those set out above. All such insurance of W&T hereunder shall be written on policy forms and by insurance companies reasonably acceptable to KMG. At Closing, W&T shall furnish KMG with certificates of insurance listing all such insurance policies, which certificates must be signed by authorized representatives of the insurance companies. W&T shall ensure that its insurers waive all rights of recovery or subrogation against KMG, its parent, subsidiaries, affiliates, agents, directors, officers, employees, or servants. Neither failure to comply, nor full compliance with the insurance provisions of this Agreement, shall limit or relieve W&T from its indemnity obligations in accordance with this Agreement.

6.3 Closing. At or before Closing, the following events shall occur and the parties hereto shall execute, acknowledge (if necessary), or cause the execution and acknowledgement (if necessary) of, and exchange, as applicable, the following items:

(i) Surviving Entity shall execute, acknowledge and deliver the Certificate of Merger in the form as set forth on Exhibit B and file the Certificate of Merger with the Delaware Secretary of State;

(ii) KMG and W&T shall execute and deliver a Preliminary Settlement Statement (as described in Section 2.2 hereof) that shall set forth the Base Merger Consideration, each adjustment to be made thereto in accordance with this Agreement, and the resulting amount to be wire transferred to KMG at Closing;

(iii) KMG shall deliver to W&T a certificate stating that the representations of KMG and KMG Sub contained in Article 3 hereof are, taken as a whole, true and accurate in all material respects as of the Closing Date;

(iv) KMG shall deliver to W&T certificates of good standing for KMG Sub, from the states of Louisiana and Texas;

(v) W&T shall deliver to KMG a certificate stating that the representations of W&T and Merger Sub contained in Article 3 hereof are, taken as a whole, true and accurate in all material respects as of the Closing Date;

(vi) W&T shall deliver to KMG cash by wire transfer in the amount of the adjusted Base Merger Consideration, as detailed in the Preliminary Settlement Statement, to an account designated by KMG;

(vii) KMG and KMG Sub shall each execute and deliver a Nonforeign Affidavit in the form of Exhibit D;

(viii) W&T shall furnish KMG with Certificate(s) of Insurance confirming the existence of the insurance coverages pursuant to Section 6.2.5;

(ix) W&T and KMG shall each furnish to the other a certified resolution or secretary’s certificate of such company evidencing the authority of such company and W&T and KMG, respectively, to enter into this Agreement and close the transaction contemplated hereby in a form and having content satisfactory to the other party;

(x) W&T shall provide to KMG evidence of its purchase of any and all bonds, supplemental bonds or other securities on behalf of Surviving Entity that may be required of it pursuant to applicable governmental regulations, to maintain its qualification to hold title to and/or operate federal oil, gas and mineral leases after the Closing Date;

(xi) KMG and KMG Sub shall settle any intercompany accounts between such parties;

(xii) The parties shall execute and deliver any other appropriate instruments necessary to effect and support the merger transaction contemplated in this Agreement, including, without limitation, any documentation necessary to effectuate the Merger in accordance with requirements of governmental regulations; and

(xiii) W&T shall deliver to KMG or MMS, at KMG’s election, an executed indemnification agreement with U.S. Specialty Insurance Company, or other reputable bonding company mutually acceptable to KMG and W&T, for the transfer of MMS bonds from KMG to W&T.

6.4 Post-Closing Obligations. KMG and W&T have the following post-Closing obligations:

6.4.1 Property Records. Within forty-five (45) days after Closing, KMG, on behalf of KMG Sub, shall deliver to W&T the originals or legible copies of the Property Records at a location designated by W&T. Any transportation, postage or delivery costs from KMG’s offices shall be at W&T’s sole cost, risk and expense. If KMG retains any original Property Records, W&T shall have the right to access and review those original Property Records (excluding such records which are subject to attorney-client privilege) during normal business hours. W&T agrees to maintain the Property Records for seven (7) years after Closing. W&T shall provide KMG and its representatives reasonable access to and the right to copy such Property Records and to the extent in W&T’s possession after Closing, any other information or documents made available for W&T’s review in the data room established by KMG in connection with the transactions contemplated hereby, for the purposes of (i) preparing and delivering any accounting provided under this Agreement and adjusting, prorating and settling the charges and credits provided in this Agreement; (ii) complying with any law, rule or regulation affecting KMG’s or KMG Sub’s interest in the Property prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to KMG’s or KMG Sub’s interest in the Property prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax or royalty audit; or (vi) asserting, defending or otherwise dealing with any claim, lawsuit or dispute pertaining to KMG’s Retained Obligations (as defined in Section 8.4.1) or the Property or arising under this Agreement. Within the seven (7) year period referenced above, W&T shall notify KMG in writing before destroying any Property Records. If, within thirty (30) days following receipt of W&T’s notice, KMG notifies W&T that KMG desires to retain such Property Records or such other information or documents, W&T shall refrain from the destruction of such Property Records and, at KMG’s expense, deliver such Property Records to KMG. KMG agrees to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to cooperate with W&T’s efforts to obtain access to files, records and data relating to the Property not provided by KMG which are in the possession of any third party operator of any of the Property.

6.4.2 MMS Matters and Other Filings. Within one (1) business day following Closing, W&T shall file with MMS the limited liability company agreement of Surviving Entity, along with such other documentation as may be required by the MMS, including bonds, supplemental bonds, and other securities, in order that the MMS will recognize W&T as the sole owner of the membership interests of Surviving Entity, will revise its records regarding authorizing signatories for Surviving Entity to include solely representatives of W&T, and will maintain Surviving Entity’s qualification to hold title to and/or operate federal oil, gas and mineral leases after the Closing Date. Promptly following Closing, W&T shall file all appropriate forms and/or documentation with the states in which Surviving Entity is qualified to do business in order to evidence the Merger in the records of such states.

6.4.3 Further Assurances. KMG and W&T agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

6.4.4 Financial Information. KMG agrees that on or before the later of (i) March 31, 2006 and (ii) the date that KMG delivers the Closing Notice, KMG shall provide the following: (x) all of the data necessary to prepare a statement of revenue and direct operating expenses to meet the disclosure and filing requirements pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; (y) direct access to such data for auditing; and (z) a letter to the auditors representing that such data is complete and accurate in all material respects. After Closing, KMG shall continue to provide such data and assistance as is reasonably necessary for W&T to complete its required filings. Data provided will be limited to such information that KMG has readily available for up to three years prior to the year in which the request is made and within the periods 2003 to 2005. All expenses (both internal and external) for this process shall be borne by W&T. W&T shall DEFEND, INDEMNIFY AND HOLD KMG HARMLESS from and against any Claims arising out of or in connection with W&T’s or Surviving Entity’s use of such data.

6.4.5 Seismic Data. KMG agrees to license to W&T and/or Surviving Entity, on a mutually agreeable seismic data license form and at W&T’s sole risk and expense, any proprietary seismic data, insofar as it relates to the Leases or the Units, with respect to which KMG has the right to grant a license to W&T and/or Surviving Entity.

6.4.6 Maintenance of Insurance. So long as W&T shall have any indemnification obligations under Article 8, W&T shall keep in effect the insurance required by Section 6.2.5 and shall submit to KMG, upon request, evidence reasonably satisfactory to KMG that such insurance policies are still in full force and effect.

ARTICLE 7

INTENTIONALLY OMITTED

ARTICLE 8

INDEMNITIES

8.1 Definition of Claims. As used in this Agreement, the term “Claims” means any and all losses, liabilities, damages, punitive damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for: (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons (including illness and disease), and other tortious injury; and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term “Claims” also includes reasonable attorneys’ fees, court costs, and other reasonable costs resulting from the investigation or defense of any Claim within the scope of the indemnities in this Agreement.

8.2 Application of Indemnities.

8.2.1 Covered Claims and Parties. All indemnities set forth in this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. The indemnities set forth in this Agreement do not extend to (i) any part of an indemnified claim that is the result of the willful misconduct or fraud of the indemnified party, (ii) punitive damages assessed against the indemnified party arising from the acts or omissions of the indemnified party, or (iii) civil or criminal fines or penalties imposed by any court or regulatory authority assessed against the indemnified party due the indemnified party’s failure to comply with applicable laws, regulations or orders.

8.2.2 Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING WITHOUT LIMITATION INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS EMPLOYEES’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’ OR ASSIGNS’) SOLE OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR FAULT. KMG AND W&T ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.2.3 Other Limitations. The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, or for which the indemnified party is reimbursed by any third party. The indemnifying party will pay all costs incurred by the indemnified party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Base Merger Consideration as a result of any matter for which KMG or W&T is indemnified under this Agreement.

8.3 W&T’s Indemnity. From and after the Closing, W&T SHALL INDEMNIFY, DEFEND AND HOLD KMG HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.3.1 All liabilities, obligations and duties with respect to the ownership and (if applicable) operations of the Property that are attributable to periods on or after the Calculation Date except as otherwise specifically provided in this Agreement (“Surviving Entity’s Assumed Obligations”);

8.3.2 Plugging and Abandonment Obligations and Environmental Obligations (each as defined in Sections 8.5 and 8.6) except to the extent KMG has an express indemnification obligation as set forth in Section 8.4.4 with respect thereto;

8.3.3 If applicable, KMG’s operation of the Property on behalf of KMG Sub and any assistance in the transition of operations under Section 10.1, except to the extent caused by KMG’s gross negligence or willful misconduct, net of any insurance proceeds actually received;

8.3.4 Any obligations for brokerage or finder’s fees or commissions incurred by W&T or Merger Sub in connection with the Merger or the other transactions contemplated hereby;

8.3.5 Any violation by W&T or Merger Sub of state or federal securities laws, or W&T’s or Merger Sub’s dealings (including any dealings in breach of W&T’s or Merger Sub’s warranties and representations in Section 3.3.3) with its partners, investors, financial institutions, assignees and other third parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Property (or portion thereof) by W&T, its affiliates or assignees;

8.3.6 Any Imbalances associated with the Property;

8.3.7 W&T’s inspection of the Property pursuant to Sections 5.2 and 5.3; and

8.3.8 Subject to Section 11.4, any breach of W&T’s representations and warranties set forth in Article 3.

8.4 KMG’s Indemnity. Subject to Section 8.6, KMG shall INDEMNIFY, DEFEND AND HOLD W&T HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.4.1 All liabilities (including the “Retained Liabilities” as defined in the Contribution Agreement dated January 17, 2006 (the “Contribution Agreement”), between KMG and KMG Sub), obligations and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods before the Calculation Date, except for Surviving Entity’s Assumed Obligations or as otherwise specifically provided in this Agreement (“KMG’s Retained Obligations”);

8.4.2 If applicable, KMG’s operation of the Property on behalf of KMG Sub and any assistance in the transition of operations under Section 10.1, to the extent caused by KMG’s gross negligence or willful misconduct, net of any insurance proceeds actually received;

8.4.3 KMG’s access to the Property after Closing for the purposes described in this Agreement, except to the extent caused by W&T’s gross negligence or willful misconduct; and

8.4.4 any Claims by third parties arising directly from an Adverse Environmental Condition caused or existing on or before the Calculation Date (and unrelated to an Adverse Environmental Condition that was resolved at Closing) that are asserted in writing against W&T or Surviving Entity on or before six months from the Closing Date and of which W&T notifies KMG on or before such six month anniversary; and

8.4.5 Subject to Section 11.4, any breach of KMG’s representations and warranties set forth in Article 3.

In addition, subject to Section 8.8, if Closing occurs, KMG shall INDEMNIFY, DEFEND AND HOLD W&T HARMLESS from and against any and all liabilities, losses,

expenses, fines or penalties arising out of, resulting from or incidental to the termination of the tax partnerships described on Exhibit F, to the extent such matters are related to the period prior to the Calculation Date.

8.5 W&T’s Plugging and Abandonment Obligations.

8.5.1 Description of Obligations. From and after the Closing, the indemnification rights in Section 8.4 for the benefit of W&T shall not cover any plugging and abandonment obligations related to the Property (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Property before or after the Calculation Date and regardless of whether resulting from any acts or omissions of KMG (INCLUDING THOSE ARISING FROM KMG’s SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Property when acquired, including Claims related to:

(a) The necessary and proper plugging, replugging and abandonment of all wells on the Property, whether plugged and abandoned before or after the Calculation Date;

(b) The necessary and proper removal, abandonment, and disposal of all platforms, structures, pipelines, facilities, equipment, abandoned property and junk located on or comprising part of the Property, including the Off-Lease Pipelines, the Facilities and any junk on the sea floor covered by the Leases, the Units, or the Permits and Easements;

(c) The necessary and proper capping and burying of all flow lines associated with the Wells and located on or comprising part of the Property;

(d) The necessary and proper restoration of the Property, both surface and subsurface, as may be required by applicable laws, regulation or contract;

(e) Any necessary clean-up or disposal of Property contaminated by naturally occurring radioactive material (“NORM”) as may be required by applicable laws, regulations or contract;

(f) All obligations arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Property; and

(g) Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

8.5.2 Exclusions from W&T’s Plugging and Abandonment Obligations. W&T’s obligations under this Section 8.5 do not include any civil or criminal fines or penalties that may be levied against KMG or KMG Sub by any court or regulatory authority for non-compliance with Environmental Laws, or other applicable laws, regulations or orders (as in effect on or before the Calculation Date), in connection with the ownership or operation of the Property before the Calculation Date.

8.5.3 Standard of Operations. W&T shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

8.6 W&T’s Environmental Obligations.

8.6.1 Description of Obligations. From and after the Closing, except as set forth in Section 8.6.2, the indemnification rights in Section 8.4 for the benefit of W&T shall not cover any the following occurrences, events, conditions, and activities on or related to the Property (the “Environmental Obligations”), regardless of whether arising from the ownership or operation of the Property before or after the Calculation Date, and regardless of whether resulting from any acts or omissions of KMG (INCLUDING THOSE ARISING FROM KMG’S SOLE, JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Property when acquired:

(i) Environmental pollution or contamination, including pollution or contamination of the soil, sea, groundwater or air by Hydrocarbons, drilling fluid or other chemicals, brine, produced water, NORM, or any other substance;

(ii) Underground injection activities and waste disposal on the Property;

(iii) Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface, sea floor and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;

(iv) Non-compliance with applicable land use, surface disturbance, licensing or notification rules, regulations, demands or orders of appropriate state or federal regulatory agencies;

(v) Disposal on the Property of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Property before or after the Calculation Date; and

(vi) Non-compliance with Environmental Laws.

8.6.2 Exclusions from W&T’s Environmental Obligations. W&T’s Environmental Obligations do not include:

(i) Any civil or criminal fines or penalties that may be levied against KMG by any court or regulatory authority for any such violation of any laws, rules or regulations in connection with the ownership or operation of the Property before the Calculation Date, all of which shall remain the responsibility of KMG;

(ii) Disposal offsite from the Property before the Calculation Date of any hazardous substances, wastes, NORM, materials and products generated by or used in connection with the ownership or operation of the Property before the Calculation Date; or

(iii) any Claims described in Section 8.4.4.

8.7 Notices and Defense of Indemnified Claims. Each party shall immediately notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party’s sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense. In the event the indemnifying party is not disputing its liability to the indemnified party with respect to a Claim, an indemnified party shall not be entitled to settle any Claim without the prior written consent of the indemnifying party.

8.8 KMG’s Indemnity Limit. Notwithstanding anything herein to the contrary, (i) in no event shall KMG be required to indemnify W&T for any individual Claim of less than $10,000 and (ii) KMG shall not be required to indemnify W&T for aggregate liabilities in excess of 50% of the Base Merger Consideration; provided, however, that (x) any payments in respect of Hurricane-Related Costs (as defined in Section 8.12) shall not be limited by this Section 8.8; (y) KMG’s indemnity with respect to Retained Liabilities under the Contribution Agreement and any Claims resulting from the litigation and claims listed on Exhibit C shall not be limited by this Section 8.8; and (z) the terms and provisions of this Article 8 shall be W&T’s sole and exclusive remedy for any Claims caused by, resulting from, or incidental to KMG’s Retained Obligations and the other matters specified in Section 8.4.

8.9 NORM. W&T ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL. SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT, MATERIALS AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY BY REASON THEREOF. THEREFORE, SURVIVING ENTITY MAY NEED TO FOLLOW SAFETY AND HEALTH PROCEDURES WHEN HANDLING THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY.

8.10 Pending Litigation and Claims. Notwithstanding anything in this Agreement to the contrary other than as set forth in this Section 8.10, KMG shall INDEMNIFY, DEFEND AND HOLD W&T HARMLESS from and against any Claims resulting from the litigation and claims listed on Exhibit C.

8.11 Waiver of Consequential and Punitive Damages. NEITHER W&T NOR KMG SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY

AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS FEES, SUFFERED BY SUCH PARTY. W&T AND KMG BOTH WAIVE, AND RELEASE THE OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE 8 SHALL NOT BE WAIVED.

8.12 Hurricane-Related Costs.

8.12.1 For the purposes of this Agreement, “Hurricane-Related Costs” means actual, out-of-pocket costs incurred by (i) KMG or KMG Sub prior to Closing and (ii) Surviving Entity or W&T after Closing, in each case (x) net to KMG Sub’s interest in the affected portion of the Property and (y) to third parties for the repair of physical damage to equipment, platforms, pipelines and other tangible property included in the Property to the extent such damage is directly and demonstrably attributable to Hurricanes Katrina or Rita, and necessary to (1) restore such property to serviceable condition, as compared to its pre-hurricane condition, or (2) to bring such property into compliance with applicable MMS rules or regulations or those of any other governmental body or similar authority having jurisdiction over the Property, or subject to Section 8.12.3, the replacement of any such damaged property, and for which no adjustment to the Base Merger Consideration was previously made pursuant to any provision of this Agreement (“Hurricane-Related Damages”). Notwithstanding anything to the contrary in this Agreement, KMG is solely responsible for all Hurricane-Related Costs and Hurricane-Related Damages, as defined herein.

8.12.2 Prior to June 1, 2006, with respect to KMG-operated Properties, subject to Section 10.1, KMG agrees to use its commercially reasonable efforts to identify, through completion of the Level II Surveys for the Property, and repair or, subject to Section 8.12.3, replace any Property that suffered Hurricane-Related Damages in accordance with its customary business practices (“Identified Operated Hurricane-Related Damages”). Prior to Closing, KMG will pay all Hurricane-Related Costs for Identified Operated Hurricane-Related Damages directly and not invoice KMG Sub. After Closing, KMG shall continue to make payments for Identified Operated Hurricane-Related Damages directly, and if applicable, upon written request shall promptly reimburse Surviving Entity or W&T in the event Surviving Entity or W&T is invoiced or has to complete the repair work on behalf of KMG for the Identified Hurricane-Related Damages. Prior to October 1, 2006, with respect to KMG-nonoperated Properties, KMG agrees to use its commercially reasonable efforts to contact the operators and identify, through a Level II Survey, damage reports or from an AFE, the repairs necessary for the Hurricane-Related Damages (“Identified Non-Operated Hurricane-Related Damages”). Upon any request for reimbursement from KMG, W&T will provide, upon request, copies of any relevant AFEs or invoices, if available at such time.

8.12.3 As of the date of this Agreement, KMG represents that, to the best of its knowledge, there is no Property that has Hurricane-Related Damage which requires full replacement. In the case of a claim for Hurricane-Related Costs consisting of expenses for the replacement of property, KMG’s reimbursement obligation shall apply only if repair was not practicable and if the value of such Property prior to such damage, in KMG’s reasonable commercial judgment, would warrant replacement, and then only to the portion of the replacement cost necessary to restore the affected property to a condition similar to that which existed prior to the damage considering normal wear and tear, and in no event will KMG’s reimbursement obligation extend to the cost of any upgrading or improvement (as compared to its condition prior to the hurricane) of the property so replaced Notwithstanding any other provision of this Agreement, if KMG elects not to replace any Property pursuant to this Section 8.12.3, the Base Merger Consideration will be reduced by the Agreed Value of that Property (including the Leases, Wells or reserves included therein).

ARTICLE 9

TAXES AND EXPENSES

9.1 Filing Expenses. Subsequent to Closing, W&T shall pay all costs of recording and filing any instruments that must be filed to effectuate the merger transaction contemplated hereby.

9.2 Ad Valorem, Real Property and Personal Property Taxes. All Ad Valorem Taxes, Real Property Taxes, Personal Property Taxes, and similar obligations (“Property Taxes”) on the Property are KMG’s obligation for periods before the Calculation Date and W&T’s obligation for periods after the Calculation Date. If Property Taxes for the current tax year have not been assessed and paid by KMG as of the Closing Date, W&T for the Surviving Entity shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. KMG will reimburse W&T promptly for KMG’s proportionate share of these taxes, prorated as of the Calculation Date, upon receipt of evidence of W&T’s payment of the taxes. W&T will reimburse KMG promptly for W&T’s proportionate share of these taxes, prorated as of the Calculation Date, as a closing adjustment to the Base Merger Consideration, upon receipt of evidence of KMG’s payment of the taxes.

9.3 Severance Taxes. KMG and/or KMG Sub shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Property before the Calculation Date. W&T shall bear and pay all such taxes on production from the Property on and after the Calculation Date. KMG shall withhold and pay on behalf of W&T all such taxes on production from the Property between the Calculation Date and the Closing Date, and the amount of any such payment shall be reimbursed to KMG as a closing adjustment to the Base Merger Consideration pursuant to Section 2.2. If either party pays taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

9.4 Tax Reporting. KMG and W&T agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax reporting requirements and audits.

9.4 Sales and Use Taxes. W&T shall be responsible for and pay all federal, state, or local sales, transfer, gross proceeds, use and similar taxes incident to or applicable to this transaction. If KMG is required to pay such sales, use or similar taxes on behalf of W&T, W&T will reimburse KMG at Closing for all such sales and use taxes.

9.5 Income Taxes. Each party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

9.6 Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and closing of this transaction, including its own consultants’ fees (including, with respect to W&T, all costs, expenses and fees related to the engagement of its independent petroleum engineers), attorneys’ fees, accountants’ fees, and other similar costs and expenses.

ARTICLE 10

CERTAIN COVENANTS PENDING CLOSING

10.1 Operations. From and after the date of execution of this Agreement and until the Closing, subject to Section 10.1.1 and the constraints of applicable operating agreements, KMG and/or KMG Sub (i) shall operate, manage and administer the Property in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Property in substantially the same manner as before execution of this Agreement; (ii) shall not sell, dispose of, or encumber the Property with a lien or mortgage (other than Permitted Encumbrances), the effect of which would be to cause KMG Sub’s interest in the Property to be less than that set forth on Exhibit A, Schedule 1, except with respect to the sale of Hydrocarbons in the ordinary course of business; and (iii) shall promptly notify W&T of the receipt of any notice of preferential rights to purchase with respect to the Property. Notwithstanding the foregoing, KMG and/or KMG Sub shall have no obligation to extend the primary term of any of the Leases from which Hydrocarbons have never been produced or to renew same. From and after the date of execution of this Agreement and until the Closing, subject to Section 10.1.1 and the constraints of applicable operating agreements, KMG and/or KMG Sub shall, except for emergency action taken in the face of serious risk to life, property or the environment (i) submit to W&T, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Property that involve individual commitments of more than $50,000 that would be required to be expended by Surviving Entity after the Calculation Date; and (ii) not approve or elect to go nonconsent as to any proposed well or, except as required by applicable law or regulations, plug and abandon or agree to plug and abandon any well without W&T’s prior written approval. On any matter requiring W&T’s approval under this Section 10.1, W&T shall respond within seven (7) days from KMG’s and/or KMG Sub’s request for approval (or such shorter period of time as may be required by the applicable operating agreement) and failure of W&T to respond within such time period shall release KMG and/or KMG Sub from the obligation to obtain W&T’s approval before proceeding on such matter as KMG and/or KMG Sub may elect in its sole discretion. W&T’s sole remedy for KMG’s and/or KMG Sub’s breach of its obligations under this Section 10.1 shall be equal to W&T’s actual damages, if any, for such breach.

10.1.1 Non Operated Properties. To the extent that KMG and/or KMG Sub is not the operator of any of the Property, the obligations of KMG and/or KMG Sub in Section 10.1 concerning operations or activities that normally, or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that KMG and/or KMG Sub use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Property to take such actions or render such performance within the constraints of the applicable operating or other agreements.

10.2 Federal and State Approvals. KMG, prior to Closing, shall file for approval with the applicable government agencies all conveyances on official forms and related documentation required to effectuate the transfer of the Property to KMG Sub in accordance with the requirements of federal or state regulations (the “Federal Assignment Documents”). KMG further agrees to take all other actions required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals, of (i) the assignment documents requiring federal or state approval in order for KMG Sub to be recognized by the federal or state agencies as the owner of the Property, and (ii) KMG Sub’s qualification as the operator of record with respect to that portion of the Property for which KMG Sub becomes successor operator under the operating agreements applicable to any of the Property, together with any necessary rights of use and easements as to the pipeline(s) included in the Property. KMG shall provide W&T approved copies of the Federal Assignment Documents as soon as they are available.

10.3 Limitations Related to KMG Sub. Except as may be expressly permitted by this Agreement or as set forth in any exhibit hereto, from the date hereof until the Closing Date, without first obtaining the written consent of W&T (which consent will not be unreasonably withheld, conditioned or delayed), KMG will not permit KMG Sub to (i) make any material change in the conduct of its business or operations, including, without limitation, its trading activities and the payment (including the timing of payments) of accounts payable of the company, (ii) issue any membership interests, or repurchase, redeem or otherwise acquire any such interests or make or propose to make any other change to its capitalization, (iii) merge into or with or consolidate with any other entity or acquire all or substantially all of the business or assets of any person, (iv) make any change in its Limited Liability Company Agreement or the Contribution Agreement and any Assignment and Bill of Sale executed pursuant thereto, (v) purchase any securities of any person except for short-term investments made in the ordinary course of business consistent with past practices, or (vi) commit itself to do any of the foregoing.

10.4 KMG Sub. Promptly after the date hereof, KMG agrees to file a certificate of amendment to KMG Sub’s certificate of formation for the purpose of changing its name.

10.5 [Intentionally Omitted.] HSR Act. Within ten (10) business days following the execution by the parties hereto of this Agreement (or such later time as they may mutually agree), KMG and W&T will each (i) prepare and simultaneously file with the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) the notification and report form required for the transactions contemplated by this Agreement by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) request early termination of the waiting period thereunder and (iii) comply in all material respects with the filing and disclosure requirements of the HSR Act. KMG and W&T agree to respond within a reasonable time to any requests for additional information and inquiries from the DOJ or the FTC concerning such filings. KMG and W&T shall cooperate with each other and, subject to the terms of Section 5.1 (which confidentiality provisions shall, for purposes of this Section, be deemed to apply to KMG), shall promptly furnish all information to the other party that is necessary for that party to comply with the HSR Act. KMG and W&T shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings. Each of KMG and W&T shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.

ARTICLE 11

MISCELLANEOUS

11.1 Imbalances. KMG and W&T agree that the Base Merger Consideration paid at Closing shall be adjusted pursuant to Section 11.1.1 for the Imbalances set forth in Exhibit E on the basis of a price per Mcf or barrel, as applicable, to be agreed upon by the parties prior to Closing (the “Imbalance Price”). If KMG and W&T determine no later than 120 days after Closing that the Imbalances stated in Exhibit E are inaccurate, the parties agree to exchange additional compensation, pursuant to Section 2.3, on the basis of the Imbalance Price, for the difference between the Imbalances and the revised Imbalances determined by the parties. Such settlement shall be final and neither party thereafter shall make claim upon the other concerning production imbalances with respect to the Property. Except with respect to its right to receive the post-Closing Base Merger Consideration adjustment set forth above, W&T will be solely responsible for and shall assume all rights against (including rights to receive make-up gas or to receive cash balancing payments) and obligations to (including obligations to make-up gas or to make cash balancing payments) third parties with respect to any Imbalances.

11.2 [Intentionally omitted.]

11.3 [Intentionally omitted.]

11.4 Survival. All of the covenants, agreements, representations and warranties made by the parties in this Agreement will survive the Closing for a period of six (6) months and shall not be actionable thereafter. Neither party to this Agreement will be entitled to make a Claim against the other party in connection with the inaccuracy of the representations and warranties of the other party in this Agreement unless the other party is notified of that Claim in writing within six (6) months after the Closing Date.

11.5 Confidentiality and Public Announcements. This Agreement and the terms and provisions hereof, including the Base Merger Consideration, shall be maintained confidential by W&T and KMG until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to W&T’s lenders, if any, and their consultants, who shall be required to keep such information confidential. If this Agreement is terminated prior to Closing, following such termination, the parties agree to keep all terms of this transaction confidential. Neither party may make press releases or other public announcements concerning this transaction, without the other party’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange (in which case the proposed disclosure shall be made available to the non-disclosing party prior to such disclosure). Notwithstanding the foregoing, KMG and W&T shall each have the right to also disclose the transaction as it deems necessary to comply with SEC reporting requirements or to customary recipients of either party’s investor relations communications in the normal course of its business; provided, however, the disclosing party shall prior to such disclosure make the proposed disclosure available to the non-disclosing party (redacted of any material, non-public information contained therein not specifically related to the Merger or the Property).

11.6 Suspense Accounts. If, at Closing, funds are being held in suspense for the benefit of third parties with respect to the Property (“Suspense Accounts”), then at Closing or as soon as practical thereafter, KMG shall transfer to W&T or Surviving Entity all such funds held in suspense related to proceeds of production and attributable to third parties’ interests in the Leases or lands pooled or unitized therewith or Hydrocarbon production from the Leases or lands pooled or unitized therewith (but not including any suspended funds relating to any Claims described in Exhibit C), including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects. W&T or Surviving Entity agrees to administer all such Suspense Accounts and assume all payment obligations to the proper parties in accordance with all applicable laws, rules and regulations, which obligations (including obligations related to the sufficiency of the suspended amounts) shall be included in Surviving Entity’s Assumed Obligations to the extent related to periods after the Closing Date, and shall be included in KMG’s Retained Obligations to the extent related to periods prior to the Closing Date.

11.7 Marks and Logos; Post-Closing Inspections. With respect to any portion of the Property that KMG operates on behalf of KMG Sub, W&T agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by KMG and/or KMG Sub or any of KMG’s other affiliates and all variations and derivatives thereof and logos relating thereto from the Property and will not thereafter make any use whatsoever of such names, marks and logos. If W&T fails to comply with this Section 11.7, KMG shall have access to the Property in order to remove such names, marks, and logos, all at W&T’s expense. KMG at its sole cost shall have the right at any time after Closing to reasonable access to the Property for the purpose of inspecting W&T’s compliance with the terms of this Agreement; provided, however, KMG shall repair any damage to the Property resulting from such inspections and any such access shall be covered by KMG’s indemnity set forth in Section 8.4.

11.8 Notices. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

If to KMG or KMG Sub (before Closing):

Kerr-McGee Oil & Gas Corporation

1666 Northchase

Houston, Texas 77060

Attention: Jim W. Bryan

Fax No.: (281) 673-5673

Telephone: (281) 673-6000

with copy to:

Kerr-McGee Corporation

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Attention: General Counsel

Fax No.: (405) 270-1401

Telephone: (405) 270-1313

If to W&T and Surviving Entity (after Closing):

W&T Offshore, Inc.

Eight Greenway Plaza, Suite 1330

Houston, Texas 77046

Attention: Jamie L. Vazquez

                    Vice President

Fax No.: (713) 626-8527

Telephone: (713) 626-8525

Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

11.9 Calculation Date. The Calculation Date of this Agreement will be 12:01 a.m., local time, where the Property is located, on October 1, 2005.

11.10 Assignment. Prior to the Closing Date, no party may assign its rights or obligations under this Agreement without the prior written consent of the other, which may be withheld for any reason, including convenience. If Surviving Entity sells, transfers or assigns all or a portion of the Property, (a) this Agreement shall remain in effect between W&T and KMG as to the Property, regardless of such sale or assignment (and W&T will remain obligated hereunder) and (b) W&T shall cause Surviving Entity to require its successors and assigns expressly to assume its obligations under this Agreement, to the extent related or applicable to the Property or portion thereof acquired by them.

11.11 Entire Agreement and Amendment. This Agreement, together with any relevant confidentiality agreement referred to in Section 5.1, constitutes the entire understanding between the parties, replacing and superseding all prior negotiations, discussions, arrangements, agreements and understandings between the parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the parties concurrently or after the execution of this Agreement. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be amended, modified, altered, supplemented, or revoked only by written agreement signed by duly authorized representatives of the parties hereto.

11.12 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto their respective permitted successors and assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective permitted successors and assigns.

11.13 Third Party Beneficiaries. It is understood and agreed that there shall be no third party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable benefits, rights, or remedies in anyone who is not a party or a successor or assignee of a party hereto.

11.14 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

11.15 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

11.16 Governing Law; Jurisdiction and Venue; Jury Waiver.

11.16.1 THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. THE ASSIGNMENT DOCUMENTS, AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED UNDER THIS AGREEMENT, WILL BE GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE WHERE THE PROPERTY TO WHICH THEY PERTAIN IS LOCATED, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION, EXCEPT AS OTHERWISE PROVIDED IN THE ASSIGNMENT DOCUMENTS OR INSTRUMENTS.

11.16.2 ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN STATE OR FEDERAL COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS.

11.16.3 EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.17 Exhibits. The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes. In the event of a conflict or inconsistency between the provisions of the Exhibits (including the Schedules attached thereto) and the provisions of this Agreement, the provisions of this Agreement shall take precedence.

11.18 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

11.19 Interpretation. The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the parties, and shall not be construed against any one party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a) The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(b) The term “knowledge,” as applied to either party, shall mean the actual knowledge of such party’s officers and directors, and its employees, agents, representatives at a supervisory level and above.

(c) The term “includes” and its derivatives shall mean “includes, but is not limited to” and its corresponding derivative meanings.

11.20 Default and Remedies. If all of the conditions to Closing set forth in Section 6.2 have not been satisfied or waived by the earlier of (i) September 30, 2006 and (ii) ninety (90) days after the delivery of Closing Notice, this Agreement shall terminate automatically and no party hereto shall have any further obligations or any liability to the other party pursuant to this Agreement; provided, however, nothing herein shall relieve any party from liability for willful failure to satisfy any conditions to Closing required to be satisfied by it.

11.20.1 KMG’s Remedies. Upon failure of W&T to perform any of the obligations under this Agreement to be performed by W&T prior to and on the Closing Date, and such failure would prevent or materially delay the consummation of the Merger, KMG, at KMG’s sole option, may (i) enforce specific performance, or (ii) terminate this Agreement and retain the Performance Deposit as agreed liquidated damages and not as a penalty. The remedies set forth in this Section 11.20.1 and, as applicable, Section 2.1.3 shall be KMG’s sole and exclusive remedies for any such default, and KMG hereby expressly waives and releases all other remedies (except as provided in Section 11.20.4).

11.20.2 W&T’s Remedies. Upon failure of KMG to perform any of the obligations to be performed by KMG under Sections 5.1 or 5.2 or Article 10 prior to and on the Closing Date, and such failure would have a material adverse effect on (i) the Property, taken as a whole or (ii) the financial condition, or assets and liabilities (taken as a whole) of KMG Sub, or would prevent or materially delay the consummation of the Merger, W&T, at W&T’s sole option, may (i) enforce specific performance, or (ii) terminate this Agreement and receive back the Performance Deposit (without interest) from KMG. The remedies set forth in this Section 11.20.2 and, as applicable, Section 2.1.3 shall be W&T’s sole and exclusive remedies for such default, and W&T hereby expressly waives and releases all other remedies (except as provided in Section 11.20.4).

11.20.3 Effect of Termination. Notwithstanding anything to the contrary in this Agreement (except Section 11.20.4), in the event of termination of this Agreement, the transaction shall not close and this Agreement shall become void and have no further effect whatsoever, and no party hereto shall have any further liability, obligations, right or duty to the other under this Agreement, except as provided in Sections 11.20.1, 11.20.2, and 11.20.4, as applicable.

11.20.4 Other Remedies. Notwithstanding the provisions of Sections 11.20.1, 11.20.2 and 11.20.3, termination of this Agreement shall not prejudice or impair KMG’s or W&T’s rights and obligations under Section 2.1.3 (Bond Premium Payment Reimbursement), 5.1 (and the confidentiality agreements referenced therein), 5.2 (Physical Inspections), 5.3.2 (Inspection Results) and such other portions of this Agreement as are necessary to the enforcement and construction of Sections 2.1.3, 5.1, 5.2 and 5.3.2.

IN WITNESS WHEREOF, the authorized representatives of KMG, KMG Sub, W&T and Merger Sub execute this Agreement on the date first set forth above.

Kerr-McGee Oil & Gas Corporation		W&T Offshore, Inc.

By:	/s/ Grant W. Henderson	By:	/s/ Tracy W. Krohn
	Grant W. Henderson		Tracy W. Krohn
	Vice President		President & CEO

Kerr-McGee Oil & Gas (Shelf) LLC			W&T Energy V, LLC

By:	/s/ Darrell E. Hollek	By:	/s/ Jamie L. Vazquez
	Darrell E. Hollek		Jamie L. Vazquez
	Vice President		Assistant Secretary